Exhibit 10.1

Confidential

June 15, 2017

MEDA PHARMA SARL

- and -

IMMUNE PHARMACEUTICALS, INC.

ASSET PURCHASE AGREEMENT

Concerning Ceplene and Certain Related Assets

Project Ceplene APA (Execution Version)	Page 1 of 70

Confidential

Project Ceplene APA (Execution Version)	Page 2 of 70

Confidential

25.	Costs	29

26.	Interest on Late Payment	29

27.	Variation	30

28.	Waiver	30

29.	Rights and Remedies Are Cumulative	30

30.	Counterparts	30

31.	Effect of Completion	30

32.	Entire Agreement	30

33.	Invalidity	31

34.	Debarment	31

35.	Anti-Corruption Undertaking	31

36.	Third party rights	31

37.	Governing law and Jurisdiction and service of process	32

Project Ceplene APA (Execution Version)	Page 3 of 70

Confidential

Schedule 15 » Termination Deed	69

Schedule 16 » Completion Date Inventory Estimate	70

Project Ceplene APA (Execution Version)	Page 4 of 70

Confidential

asset purchase agreement

This Asset Purchase Agreement (this “Agreement”) is made on June 14, 2017 (the “Execution Date”) by and between Meda Pharma SARL, a company incorporated under the laws of Luxembourg (RC Luxembourg B157784) having its head office and registered address at 43 Avenue John Fitzgerald Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg (the “Seller”); and Immune Pharmaceuticals, Inc., a company incorporated under the laws of Delaware, USA, whose principal place of business is at 12 East 49th Street, 11th Floor, New York, NY 10017, USA (the “Buyer”).

The Seller and the Buyer are also referred to herein collectively as the “Parties”, and each as a “Party”.

Whereas,	the Asset Sellers are the owners of Assets relating to Ceplene in the Territory;

Whereas,	the Seller has agreed to sell for itself and as agent for the relevant Asset Sellers the Assets to the Buyer and the Buyer has agreed to purchase the Assets on the terms and conditions of this Agreement;

Whereas,	the Buyer has agreed to enter into a guarantee in certain circumstances as set out in this Agreement;

Now, Therefore, in consideration of the mutual covenants and undertakings set forth herein, it is hereby agreed as follows:

1.	Interpretation

1.1	In this Agreement:

1.1.1	“Affiliate” or “Affiliates” means, with respect to any party, any entity, directly or indirectly, controlling, controlled by or under common control with such party, for only so long as such control exists. For purposes of this definition, “control” means (i) in the case of an entity that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such entity, or (ii) in the case of a person or an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling”, “controlled by” or “under common control” shall have the meanings correlative to the foregoing;

1.1.2	“Agreed Announcement” means the announcement in agreed form between the Seller and the Buyer as set out in Schedule 11;

1.1.3	“Applicable Laws” means all laws, ordinances, rules and regulations applicable to the development, manufacture, placing on the market of the Product and the obligations of the Seller or the Buyer, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; (iii) the EU Commission Directive 2001/83/EC of 6 November 2001 (as amended) on the Community Code Relating to Medicinal Products for Human Use, as well as national laws of European Member States implementing such aforementioned Community Code; (iv) cGMPs; and (v) any other requirements by any other Health Authority, government or governmental agency;

Project Ceplene APA (Execution Version)	Page 5 of 70

Confidential

1.1.4	“Asset Purchase Agreement” means both:

(a)	the asset purchase agreement entered into between (1) EpiCept, (2) Maxim Pharmaceuticals, Inc. and (3) the Seller dated 18 June 2012 relating to the purchase of the Purchased Assets (as defined in the Asset Purchase Agreement); and

(b)	the asset purchase agreement entered into between (1) EpiCept, (2) EpiCept GmbH and (3) the Meda AB dated 18 June 2012 relating to the purchase of the Purchased Assets (as defined in the Asset Purchase Agreement);

1.1.5	“Asset Seller” means the members of the Seller Group that own any of the Assets immediately prior to Completion, or for the purposes of the Seller Warranties, the members of the Seller Group that own any of the Assets as at Completion;

1.1.6	“Assets” means the assets, rights, and license rights of the Business held by the Seller Group Companies, including the Business Intellectual Property, the Goodwill, the Documentation, the Domain Names, the Meda Know-How and the Meda Improvements;

1.1.7	“Assignment Notice” means the form of notice to be sent to the third parties who are parties to the Contracts as set out in Schedule 13;

1.1.8	“Business” means the business of the respective Asset Sellers as carried on by those Asset Sellers on the date of this Agreement, comprising or relating to the development, manufacture, distribution, marketing and/or commercialisation of Ceplene and / or the Product in the Territory;

1.1.9	“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday in England, Luxembourg or Sweden;

1.1.10	“Business Information” means all of the information relating to customers and suppliers including price lists, in each case to the extent that such information relates to the Business and/or Assets, together with all documents material to the Business Intellectual Property and all documented Know-How which is material to the Business and/or the Assets, including any related regulatory files and/or regulatory information, but excluding the Retained Information;

1.1.11	“Business Intellectual Property” means the Intellectual Property concerning the Product and/or the Business which is owned by an Asset Seller, and which is used and/or exploited or intended to be used or exploited by or on behalf of an Asset Seller in or in connection with the Product and / or the Business (including the Registered Intellectual Property);

1.1.12	“Business Obligations” means all the obligations and Liabilities that relate to or arise in respect of or are connected to the Business or the Assets or use or ownership of the Assets or acts or omission in relation thereto, whether derived from contract, law or otherwise, and arising after Completion and “Business Obligation” means any of them;

1.1.13	“Buyer’s Confidential Information” means information in any form exclusively relating to the Business, (including future plans and business development), but does not include information which:

Project Ceplene APA (Execution Version)	Page 6 of 70

Confidential

(a)	is publicly known at the Completion Date or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of the Confidentiality Agreement, Clause 19 (Confidentiality) of this Agreement or a Transaction Document by a Seller Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known;

(b)	the Seller can show was made known to it after the Completion Date by a person unconnected with a Buyer Group Company who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use; or

(c)	the Seller or an Asset Seller has retained or acquired exclusive rights in under a Transaction Document;

1.1.14	“Buyer Group” means the group of corporate Affiliates comprising the Buyer, any person which is from time to time a subsidiary undertaking of the Buyer, a parent undertaking of the Buyer, any other subsidiary undertaking of Buyer’s parent undertaking, and the respective Affiliates of any of the aforesaid;

1.1.15	“Buyer Group Company” means any entity included in the Buyer Group;

1.1.16	“Buyer Warranty” means a statement set out in Schedule 7;

1.1.17	“Ceplene” means any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl) ethylnamine dihydrochloride);

1.1.18	“Ceplene Trademarks” means the Ceplene trademarks that are identified in Schedule 2, Part 1;

1.1.19	“Claim” means a claim arising under or in respect of a Transaction Document;

1.1.20	“cGMP” means the Good Manufacturing Practices as set out in Directive 2003/94/EC, together with the guidance for interpretation of the principles and guidelines of good manufacturing practices for medicinal products for human use;

1.1.21	“Completion” means the Completion of the sale and purchase of the Business and Assets in accordance with this Agreement;

1.1.22	“Completion Date” means the date of this Agreement;

1.1.23	“Confidentiality Agreement” means the agreement dated 2 February 2016 between the Buyer and the Seller in which, amongst other things, the Buyer has agreed to keep confidential certain information relating to the Business and the Seller;

1.1.24	“Contracts” means those contracts in Schedule 4;

1.1.25	“Consent” means consent, waiver, authorisation, appeal or notice;

1.1.26	“Cooperation Agreement” means the agreement dated 18 June 2012 between (1) EpiCept, (2) EpiCept GMBH and (3) Meda AB;

Project Ceplene APA (Execution Version)	Page 7 of 70

Confidential

1.1.27	“Customer Data” means all personal data (as defined in the Data Protection Directive) of patients and any other individuals which is transferred to the Buyer under the terms of this Agreement;

1.1.28	“Data Stick” means the data stick containing the Disclosure Bundle documents;

1.1.29	“Default Notice” has the meaning given to it in Clause 6.1.1;

1.1.30	“Delayed Purchase Price” has the meaning given to it in Clause 6.1.1;

1.1.31	“Disclosure Bundle” means the documents listed at Appendix 1 to the Disclosure Letter;

1.1.32	“Disclosure Letter” means the letter described as such, from the Seller to the Buyer dated the Completion Date;

1.1.33	“Documentation” means: (i) all Regulatory Documentation; and (ii) the Dossier and all material documents, records and files (including, without limitation, all computer readable material) reflecting or incorporating the same, to the extent, in respect of the Business, that the same relates to the Product in the Territory;

1.1.34	“Domain Names” means the internet domain names set out in Schedule 2, Part 3;

1.1.35	“Dossier” means in respect of the Product, the registration file required to obtain, support and maintain the respective Marketing Authorisation in the relevant Territory (comprising modules 1 to 5 according to the Volume 2B of the Notice to Applicants, Medicinal products for human use, or any formats equivalent thereto in any other relevant jurisdiction) and any variations, notifications or renewal documentation;

1.1.36	“Due Amount” the amount (if any) due for payment by the Sellers (or any of them) to the Buyer in respect of a Claim that has been Resolved;

1.1.37	“Effective Time” means 00:01 a.m. (GMT) on the Completion Date;

1.1.38	“Encumbrance” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, whether granted for the purpose of security or not;

1.1.39	“EpiCept” means EpiCept Corporation, a corporation organised under the laws of the State of Delaware, USA having its principal offices at 777 Old Saw Mill River Road, Tarytown, New York, 10591 USA;

1.1.40	“EpiCept Supply Agreement” means the supply agreement dated 29 March 2010 between EpiCept and Meda AB in respect of the Business for the manufacture and supply of the Finished Product (as defined in the EpiCept Supply Agreement);

1.1.41	“Fixed Consideration” means $5,000,000;

1.1.42	“Fixed Payment Date” has the meaning given in Clause 3.3.1;

1.1.43	“Goodwill” means all of the goodwill associated with the Business;

1.1.44	“Governmental Authority” means any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other authority, agency, department, board, commission or instrumentality of any jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction;

Project Ceplene APA (Execution Version)	Page 8 of 70

Confidential

1.1.45	“Government Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organisation;

1.1.46	“Health Authority” means a public authority or government agency responsible for exercising autonomous authority in respect of medicines for human use in a regulatory or supervisory capacity in any jurisdiction;

1.1.47	“Information” shall mean tangible and intangible data, techniques, processes, technology, practices, trade secret, inventions (whether patentable or not), methods, knowledge, Know-How, skill, experience, test data and results (including, without limitation, pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter;

1.1.48	“Intellectual Property” means all intellectual property rights in any part of the world including:

(a)	patents, utility models, rights in inventions, registered and unregistered trade and service marks, supplementary protection certificates rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights and neighbouring rights, database rights, rights in Know-How, and, in each case, rights of a similar or corresponding character; and

(b)	all applications and rights to apply for the protection of any of the rights referred to in paragraph (a) above;

1.1.49	“Inventory” means all Product, consisting of any raw materials, works in progress, goods consigned by an Asset Seller, finished goods, packaging, supplies and labels (including any of the foregoing held for the benefit of the Business in the possession of third party manufacturers, suppliers, dealers, distributors or others in transit) held anywhere in the world for resale or license by the Business in the Territory or incorporated into or consumed in connection with such goods and materials;

1.1.50	“Inventory Value” means the amount allocated for the value of Inventory for the Business;

1.1.51	“IP Arrangement” means each licence, permission, consent, undertaking, settlement, agreement, restriction and arrangement relating to the Business Intellectual Property or relevant to its use or exploitation in, or in connection with, the Business;

1.1.52	“IP Assignments” means the deeds of assignment conveying the Ceplene Trademarks and the Meda Patents to the Buyer as set out in Schedule 12;

1.1.53	“Know-How” means trade secrets, confidential information, know-how, technical or commercial knowledge and manufacturing or business processes, methods and procedures;

Project Ceplene APA (Execution Version)	Page 9 of 70

Confidential

1.1.54	“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments, costs, expenses and obligations, whether accrued or not accrued, fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, due or to become due, or determined or determinable, whenever or however arising (including whether arising out of any contract or tort, other Applicable Law or related to taxes payable by a person);

1.1.55	“Losses” means all losses, damages costs (including properly and reasonably incurred legal costs and expenses), charges, expenses, actions, proceedings, claims, interest, fines, penalties, awards, judgments, settlements and demands whether or not reasonably foreseeable or avoidable;

1.1.56	“Marketing Authorisation” or “MA” means the approval, registration, license or authorisation issued by the competent Health Authority for the purpose of permitting the placing on the market and marketing of a Product in a specific territory after evaluation for safety, efficacy and quality, being Marketing Authorisation No. EU/1/08/477/001;

1.1.57	“Meda AB” means a Solna Municipality company organised and existing under the laws of Sweden, registered at the Swedish Companies Registration Office under number 556529-4773 having its principal offices at Box 906, SE-170 09, Solna, Sweden;

1.1.58	“Meda Improvements” means any and all developments, inventions discoveries, information and/or data relating to the Meda Patents, the Products or the Meda Know-How developed or acquired by the Seller or any of its Affiliates;

1.1.59	“Meda Know-How” means all Information owned by the Seller, or any of its Affiliates and/or any Asset Seller that is necessary and/or useful for the registration, regulatory approval, development, manufacturing, promotion, marketing, sale and/or distribution of the Product in the Territory;

1.1.60	“Meda Patents” means the patents set out in Schedule 2 Part 2 and any patents owned by the Seller or any of its Affiliates and/or any Asset Seller that, in the absence of a licence thereunder, would be infringed by the development, use, sale, offer for sale or import of the Product in the Territory;

1.1.61	“Member State” means a member state of the European Union;

1.1.62	“Orphan Drug Designation” means the designation by a competent authority of the Product for diagnosis, prevention or treatment of life-threatening or very serious conditions that are rare and affect not more than 5 in 10,000 persons in the European Union (EU), being the Orphan Drug Designation No. EU/3/05/272;

1.1.63	“Overdue Period” has the meaning given to it in Clause 6.2.2;

1.1.64	“Payment Date” means a Fixed Payment Date or the date that an Earn Out Payment is due in accordance with Schedule 10;

1.1.65	“Preferred Guarantor” means Cytovia Inc., a company incorporated under the laws of Delaware (reg. no. 2844245), whose principal place of business is at 430 East 29th Street, Suite 940, New York, NY 10016;

1.1.66	“Product” means a pharmaceutical product that is or contains Ceplene and line and label extensions thereof, including, without limitation, all composition, formulation, routes of administration and other Meda Improvements made or acquired by the Seller or its Affiliates and/or any Asset Seller;

Project Ceplene APA (Execution Version)	Page 10 of 70

Confidential

1.1.67	“Purchase Price” means the purchase price for the Assets to be paid in accordance with Clause 3.3;

1.1.68	“Receivables” means all debts (including, in addition, VAT if applicable) due and payable to a Seller Group Company in respect of the Business up to and including the Completion Date;

1.1.69	“Registered Intellectual Property” means the Meda Patents and the Ceplene Trademarks;

1.1.70	“Regulatory Documentation” means any and all existing regulatory applications and approvals concerning the Products in the Territory, including MAs, as detailed in Schedule 3 on a country-by-country basis, and all material documents, records and files (including all computer readable material) relating to their filing, prosecution, issuance, renewal, maintenance, enforcement and/or defense, and all material correspondence with the Health Authorities in this regard;

1.1.71	“Resolved” has the meaning given to it in Clause 3.6.1;

1.1.72	“Retained Information” means copies of the Dossier and the Documentation and all Tax, accounting, financial and other records of a Seller Group Company which relate to the Business and which a Seller Group Company is required by law to retain after Completion;

1.1.73	“Sale” an arm’s length sale of the Product to a third party who is not an Affiliate of the Buyer;

1.1.74	“Saleable Inventory” means all packaged Product;

1.1.75	“Seller Confidential Information” means information in any form relating to the property, rights and assets of the Business which does not come within the definition of Assets (including future plans and business development), but does not include information which:

(a)	is publicly known at the Completion Date or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of the Confidentiality Agreement, Clause 19 (Confidentiality) of this Agreement or a Transaction Document by a Buyer Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known;

(b)	the Buyer can show was made known to it after the Completion Date by a person unconnected with a Seller’s Group Company who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use; or

(c)	the Buyer has retained or acquired exclusive rights in under a Transaction Document;

1.1.76	“Seller Group” means the group of corporate Affiliates comprising the Seller, any person which is from time to time a subsidiary undertaking of the Seller, a parent undertaking of the Seller, any other subsidiary undertaking of Seller’s parent undertaking, and the respective Affiliates of any of the aforesaid;

Project Ceplene APA (Execution Version)	Page 11 of 70

Confidential

1.1.77	“Seller Group Company” means any entity included in the Seller Group;

1.1.78	“Seller Solicitors” means Hogan Lovells International LLP of Atlantic House, Holborn Viaduct, London, EC1A 2FG;

1.1.79	“Seller Warranty” means any of the warranties of the Seller set forth in Schedule 6;

1.1.80	“Service Charges” has the same meaning as in the Transitional Services Agreement;

1.1.81	“Tax” means all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature whether of the United Kingdom or elsewhere and all related fines, penalties, charges, costs and interest;

1.1.82	“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

1.1.83	“Termination Agreement” means that certain agreement in the form attached hereto as Schedule 15, to be entered into and a duly executed copy thereof delivered to Buyer on the date of this Agreement, to terminate the EpiCept Supply Agreement and the Cooperation Agreement and to bar any parties to the Asset Purchase Agreement from bringing any claims under such agreement from the Completion Date and waiving all claims they may have in respect of the period prior to the Completion Date;

1.1.84	“Territory” means those countries listed in Schedule 1;

1.1.85	“Transaction” means a transaction that:

(a)	relates to or is entered into in connection with the sale by the Seller and the purchase by the Buyer of the Assets in respect of the Business; and

(b)	is contemplated in a Transaction Document;

1.1.86	“Transaction Document” means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Termination Agreement; and

(d)	the Transitional Services Agreement;

1.1.87	“Transitional Services Agreement” means the transitional services agreement of even date herewith between Meda AB (Solna) and the Preferred Guarantor in respect of the Business for the provision of certain distribution services, in the form attached hereto as Schedule 14;

1.1.88	“Transfer Date” has the meaning ascribed to such term in Clause 18.1;

1.1.89	“Transfer Period” means the period commencing on the Completion Date and ending upon the first to occur of (a) termination of this Agreement; or (b) completion of the exhaustive transfer of all Assets to the Buyer.

Project Ceplene APA (Execution Version)	Page 12 of 70

Confidential

1.1.90	“VAT” means value added tax or equivalent tax in any other jurisdiction;

1.1.91	“Warranty” means a Seller Warranty or a Buyer Warranty; and

1.1.92	“Written Plan” has the meaning given to it in Clause 6.1.2.

1.2	In this Agreement:

1.2.1	a reference to a Clause, Paragraph or Schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.2	a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

1.2.3	a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, re-numbered, amended or extended before the Completion Date and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the Completion Date;

1.2.4	a reference to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

1.2.5	a reference to a document being in the “agreed form” is a reference to a document in the form and terms approved and, for the purposes of identification only, initialed, by or on behalf of each party on or before the date of this Agreement with any alterations that are agreed in writing by or on behalf of each party at any time before Completion;

1.2.6	a reference to one gender is a reference to all or any genders;

1.2.7	a reference to a person’s “Group” is, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

1.2.8	a reference to “including” or “includes” does not limit the scope of the meaning of the words preceding it;

1.2.9	the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by the Companies Act 2006; and

1.2.10	the expression “connected” with reference to a person or group of persons has the meaning given to it in sections 1122 and 1123 of the UK Corporation Tax Act 2010.

1.3	In this Agreement, a reference in relation to any Intellectual Property, to “use” includes any act which would constitute an infringement if done without the permission of the owner of the Intellectual Property.

1.4	The Schedules form part of this Agreement and a reference to “this Agreement” includes its Schedules.

1.5	The headings in this Agreement do not affect its interpretation.

Project Ceplene APA (Execution Version)	Page 13 of 70

Confidential

2.	Sale and purchase of the Assets

2.1	Agreement to sell and buy

2.1.1	Subject to the terms and conditions of this Agreement, on the Completion Date, the Seller shall procure that each Asset Seller shall sell, transfer, assign and convey and deliver to the Buyer, and the Buyer shall purchase and acquire from each Asset Seller (or assume in the case of the Business Obligations), all of such Asset Seller’s right, title and interest as of the Completion Date in the Assets, and all rights to develop, manufacture and market, sell and commercialise the Product in the Territory, in order for the Buyer to: (i) apply for, use, vary and/or maintain MA(s) for the Product in the Territory; and (ii) develop, manufacture, market, sell and commercialise the Product in the Territory.

2.1.2	The Assets being sold pursuant to Clause 2.1.1 will be sold free from all Encumbrances other than:

(a)	in the case of the Inventory only, any title transfer or retention of title provision relating to the purchase of that Inventory that is usual in the normal course of the Business; and

(b)	the Business Obligations

2.1.3	The Buyer agrees and acknowledges that it is purchasing and acquiring only the Assets for the Territory and that the Buyer has no interest in or right to any other assets, properties, rights or interests of the Seller, any Asset Seller or any Seller Group Company.

2.1.4	Subject to the terms and conditions of this Agreement, after Completion and with effect from the Effective Time, the Buyer will assume and agrees to pay, perform, be responsible for and discharge all Liabilities: (i) arising after the Effective Time under Contracts assigned to the Buyer in connection with the sale of the Assets; (ii) with respect to Taxes imposed in connection with, or arising out of or relating to, the Business and the Business Obligations after the Effective Time; and (iii) of any kind and nature arising out of or relating to the use of ownership of the Assets from and after the Effective Time.

2.2	Throughout the Transfer Period, the Seller shall act diligently to complete the transfer of all Assets to the Buyer, and to such end shall execute all such documents as may reasonably be required in order to transfer regulatory files, approvals letter, and the like.

3.	Purchase Price

3.1	Consideration

Subject to Clause 3.5, the consideration for the purchase of the Assets shall be the Purchase Price which shall consist of the Fixed Consideration and the Earn-Out Consideration.

3.2	Allocation of Purchase Price

The Seller shall be exclusively responsible for any and all allocations of the Purchase Price to the Asset Sellers.

Project Ceplene APA (Execution Version)	Page 14 of 70

Confidential

3.3	Payment method

3.3.1	Subject to the Buyer’s right to set-off in accordance with clause 3.6, the Buyer shall pay the Purchase Price as follows:

(a)	the Fixed Consideration shall be paid to the Seller in accordance with clause 3.3.2 as follows (each date for payment under this Section 3.3.1(a) being a “Fixed Payment Date”):

(i)	$1,500,000 on the earlier of:

(1)	the successful transfer of all of the MAs for the product to the Buyer; or

(2)	the date which is six months after the Completion Date;

(the “First Initial Consideration”)

(ii)	$1,500,000 on the first anniversary of the Completion Date;

(iii)	$1,000,000 on the second anniversary of the Completion Date; and

(iv)	$1,000,000 on the third anniversary of the Completion Date; and

(b)	each Earn Out Payment shall be paid (if at all) in accordance with the provisions of Schedule 10.

3.3.2	On each Fixed Payment Date, the Buyer must pay the Purchase Price to the Seller for the sale of the Business and associated Assets (as determined by Clause 3.3.1) by wire transfer of funds for same day value into the Seller’s bank account (as notified by the Seller to the Buyer prior to such Fixed Payment Date).

3.4	Payment of Inventory

In addition to the Purchase Price payable to the Seller, the Buyer shall further be required to pay to the Seller the Inventory Value in respect of the Assets held in Inventory as at the Transfer Date (with Schedule 16 including an estimate of the Inventory Value as at the Completion Date) within 30 days of receiving an invoice for such amount from such Asset Seller.

3.5	Amounts Paid by the Seller Deemed a Reduction in the Purchase Price

A payment made by the Seller to the Buyer under an indemnity contained in this Agreement, in respect of a Claim, or under Clause 12 will be treated as having reduced the Purchase Price by the amount of the payment but will not reduce the Purchase Price to below zero. This Clause does not limit the amount that the Buyer may claim under this Agreement.

3.6	Set Off

3.6.1	In this agreement, a Claim shall be deemed to be “Resolved” if it has been:

(a)	agreed in writing between the Buyer and the Seller as to both liability and quantum;

(b)	finally determined in accordance with Clause 37.3; or

Project Ceplene APA (Execution Version)	Page 15 of 70

Confidential

(c)	unconditionally withdrawn by the claimant Party (the “Claimant”) in writing.

3.6.2	If on a Payment Date, a Claim made by the Buyer has been Resolved, and a Due Amount (or any part of it) is outstanding in respect of that claim, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against the Fixed Consideration or Earn-Out Payment then payable, and to treat its obligation to make such Earn-Out Payment or payment of Fixed Consideration as being reduced pro tanto by the amount so set off.

4.	VAT

All payments made under this Agreement will (except where otherwise specifically stated) be exclusive of VAT, and any VAT chargeable in respect of the matters giving rise to such payments will be added to the amount of such payments and paid in addition to them.

5.	Completion

5.1	Time and Place

Completion will take place on the Completion Date at the offices of the Seller Solicitors or at another location agreed in writing between the Buyer and the Seller.

5.2	Completion obligations

At Completion the Seller and the Buyer must comply with their respective obligations set out in Schedule 5 in respect of the Business and the Assets.

6.	Accelerated Payment of the Purchase Price

6.1	Buyer Payment obligations

Subject to the Buyer’s right to set off any payment of the Purchase Price in accordance with clause 3.6, on each Payment Date the Buyer must comply with its obligations set out in this Agreement to pay the element of the Purchase Price due on such Payment Date.

6.2	Seller Notification

If the Buyer fails to comply with any of its obligations under Clause 6.1:

6.2.1	the Seller may provide written notice to the Buyer confirming that such element of the Purchase Price is due and payable (“Delayed Purchase Price”) (“Default Notice”);

6.2.2	following which, the Buyer will have 30 days (starting on the first Business Day after receipt of the Default Notice (“Overdue Period”)), to pay the Delayed Purchase Price or to provide a reasonably acceptable (in the sole opinion of the Seller) written plan outlining the steps the Buyer intends to take to pay the Delayed Purchase Price (“Written Plan”);

6.2.3	If either: (i) the Buyer has not paid the Delayed Purchase Price or delivered a Written Plan to the Buyer during the Overdue Period; or (ii) in the sole opinion of the Seller, the Buyer is failing to adhere to the Written Plan, then the Seller shall:

Project Ceplene APA (Execution Version)	Page 16 of 70

Confidential

(a)	if the First Initial Consideration has not been paid – be permitted to terminate this Agreement in accordance with Clause 7.1.1; or

(b)	if the First Initial Consideration has been paid – be entitled to demand immediate payment of the unpaid balance of the Fixed Consideration.

6.3	Voluntary Acceleration

6.3.1	If the Buyer wishes to effect a Sale prior to the lapse of the Second Earnout Period, it may do so freely provided it first notifies Seller to such effect and makes a one-time, accelerated payment to the Seller of either:

(a)	if the Sale is to take place prior to the expiry of the First Earn Out Period, then:

(i)	the unpaid balance of the Fixed Consideration as at the date of the Sale; and

(ii)	a further $2,000,000; or

(b)	if the Sale is to take place following the expiry of the First Earn Out Period but prior to the expiry of the Second Earnout Period, then:

(i)	the unpaid balance of the Fixed Consideration, and any accrued but unpaid Earn Out Payment in respect of the First Earn Out Period calculated in accordance with Schedule 10, as at the date of the Sale; and

(ii)	a further $1,000,000.

6.3.2	Upon receipt by the Seller of payment in full under Clause 6.3.1(a) or Clause 6.3.1(b), as applicable

(a)	the Buyer shall be deemed to have fully discharged any and all payment obligations under Clause 3.3 and Schedule 10 hereto; and

(b)	the Buyer (or the Preferred Guarantor, if applicable) shall be automatically released from any further obligations or liabilities under the guarantee in Clause 23 with respect to the payment obligations referred to in Clause 6.3.2(a).

7.	Termination

7.1.1	If the Seller terminates this Agreement pursuant to Clause 6.2.3(a), a Party’s further rights and obligation under this Agreement cease immediately on termination except that:

(a)	each Party must continue to comply with Clauses 19 (Confidentiality), 20 (Announcements), 25 (Notices) and 37 (Anti-Corruption Undertaking) and each provision of this Agreement necessary for a Party to enforce those clauses;

(b)	the Buyer shall transfer all of the Assets back to the Seller for nil consideration (entering into any such agreements as required by the Seller and where applicable on similar terms as the Transaction Documents);

(c)	the First Initial Consideration payment will remain due and payable; and

Project Ceplene APA (Execution Version)	Page 17 of 70

Confidential

(d)	all other payments to be made under this Agreement will no longer be payable.

(e)	termination of this Agreement does not affect a Party’s right to claim for a breach of the other Party’s obligations in relation to this Agreement if that breach occurred; (i) before termination; or (ii) after termination to the extent that such claim is in respect of a clause that is stated to survived termination of this Agreement, and in each such case each Party must continue to comply with each provision of this Agreement necessary for a Party to enforce such a right.

8.	SellEr Warranties

8.1	Seller Warranties Given at the Completion Date

The Seller warrants to the Buyer that each Seller Warranty is true and accurate as of the Completion Date.

8.2	Seller Warranties Are Separate Statements

Each Seller Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Seller Warranty or by any other provision of this Agreement.

8.3	Scope of Seller Warranties

The only Seller Warranties given in respect of Intellectual Property are those set out in paragraph 6 of Schedule 6 and none of the other Seller Warranties is or will be interpreted as being a warranty, statement or representation relating to Intellectual Property.

8.4	Seller Warranties Qualified by Disclosure

The Buyer is not entitled to claim that a fact, matter or circumstance causes a Seller Warranty to be untrue or inaccurate, if that fact, matter or circumstance is:

8.4.1	fairly disclosed in or by:

(a)	the Disclosure Letter;

(b)	the documents that are annexed to the Disclosure Letter or are listed in the index of documents annexed to the Disclosure Letter; or

(c)	in any document or file on the Data Stick; or

8.4.2	at the Completion Date, within the knowledge of any director or employee of the Buyer or the Buyer’s Group.

8.5	Seller’s knowledge

Where a Seller Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the Seller’s knowledge” or a similar expression, the Seller is deemed to have knowledge only of the actual knowledge at each date on which that Seller Warranty is given of Filip Ringborg, Dagmar Gehino, Dennis Castor, Fannie Bercez, Gabriele Endler after reasonable enquiry.

Project Ceplene APA (Execution Version)	Page 18 of 70

Confidential

9.	Buyer Warranties

9.1	Buyer Warranties Given at the Completion Date

The Buyer warrants to the Seller that at the Completion Date each Buyer Warranty is true and accurate.

9.2	Buyer Warranties are Separate Statements

Each Buyer Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Buyer Warranty or by any other provision of this Agreement.

10.	Limitations on Seller’s Liability

The provisions of Schedule 8 apply to impose certain limitations on the Sellers’ liability under this Agreement.

11.	Business responsibility

11.1	Responsibility for Business Obligations and Buyer’s Indemnity

After Completion, the Buyer must:

11.1.1	perform (subject to Clause 12) and discharge each Business Obligation;

11.1.2	indemnify the Seller against all Losses which the Seller or a Seller Group Company incurs:

(a)	in connection with the ownership of an Asset, or the operation of the Business, to the extent that such Losses arise from circumstances occurring after the Effective Time; or

(b)	as a result of the Buyer’s performance or non-performance of an Business Obligation to the extent that the Losses are attributable to the Buyer’s act or omission after the Effective Time;

(c)	as a result of reasonable costs and professional fees incurred in enforcing its rights under this Clause 11.1.2, including the reasonable costs of investigating, disputing, enforcing or settling such Claim.

11.2	Conduct of Claims; Buyer Protections

Notwithstanding anything to the contrary in this Agreement or elsewhere in the Transaction Documents: (a) the Buyer shall have no liability towards any Seller Group Company other than pursuant to an indemnity or a Resolved Claim (excepting payment of the Fixed Consideration, the Earn-Out Payments, the Inventory Value and the Service Charges), and (b) the provisions of Sections 3 through 9 and 11 of Schedule 8 shall apply to any Claim by a Seller Group Company against the Buyer, mutatis mutandis.

Project Ceplene APA (Execution Version)	Page 19 of 70

Confidential

12.	Transfer and Termination of Contracts

12.1	General

At Completion, the Seller shall procure that effective from the Effective Time, (a) subject to clause 12.2, each Contract designated on Schedule 4 as a Contract to be assigned at Completion, shall be duly assigned to Buyer; and (b) each Contract designated on Schedule 4 as a Contract to be terminated at Completion, shall be duly terminated without liability for the Buyer.

12.2	Transfer of Contracts that Require Third Party Consent

12.2.1	Obtaining Consent; Conduct During Interim Period

Each Contract designated in Schedule 4 as requiring another person’s consent to transfer to the Buyer the rights and/or obligations of a relevant Asset Seller under a Contract:

(a)	the Seller and the Buyer must use their respective commercially reasonable efforts after Completion to obtain that third party’s consent to the transfer of the rights and obligations of the relevant Seller Group Company under the relevant Contract to the Buyer with effect from the Effective Time provided however that in no event shall the Seller or any Seller Group Company be obligated to pay any money to any person or to otherwise offer or grant other financial of other accommodations to any person in connection with obtaining any such consent; and

(b)	until consent to any such transfer is obtained:

(i)	the Parties shall procure that the relevant Asset Seller must, and the Buyer must, after Completion and at the Buyer’s cost, co-operate in any reasonable, lawful and economically feasible arrangement (including any appropriate subcontracting or subservicing arrangements) which is not prohibited under the relevant Contract to provide the Buyer, with effect from the Completion Date, with both the benefit of such Asset Seller’s rights under the relevant Contract and the burden, liabilities and obligations of such Contract, in each case as if the Contract had been transferred to the Buyer;

(ii)	the Seller shall procure that the relevant Asset Seller, must at the Buyer’s cost, promptly give to the Buyer any document or item received by such Asset Seller in relation to the relevant Contract;

(iii)	the Buyer must do everything and enter into all documents that the Seller reasonably requests to enable the Buyer to perform, the relevant Asset Seller’s obligations under the relevant Contract as subcontractor or agent for such Asset Seller; and

(iv)	if the Contract becomes transferable and the transfer would not violate Applicable Law, the Parties shall procure that the relevant Asset Seller shall, and the Buyer shall, effect the novation of such Contract to the Buyer.

Project Ceplene APA (Execution Version)	Page 20 of 70

Confidential

12.2.2	Failure to Obtain Consent to Transfer of a Contract

If the consent of another person to the transfer of an Asset Seller’s rights and/or obligations under a Contract is necessary (and is to be obtained under Clause 12.2) and that consent has not been obtained on or before the 90th day after the Completion Date:

(a)	the Buyer may (at any time), by notice to the Seller, require the relevant Asset Seller to use all reasonable efforts to make sure that the Contract is terminated without liability to the Buyer or any Asset Seller; and

(b)	the Buyer and the Seller, and each relevant Asset Seller, will have no further obligation to the other in relation to achieving the transfer of that Contract to the Buyer.

12.3	No Illegal or Undue Transfer

To avoid any doubt, nothing in this Agreement constitutes a transfer or attempted transfer of the rights or obligations of any Seller Group Company under a Contract, where such transfer or attempted transfer would be illegal under its governing law or would constitute a breach of the relevant Contract.

13.	Receivables

The Seller, and every relevant Seller Group Company, may take any lawful action to collect an outstanding Receivable.

14.	Transmission of the Dossier, Treatment of MAs and Orphan Drug Designation

14.1	In respect of the Business, the regulatory situation for the registration of the Product in the relevant Territory is registered under a centralized procedure identified as EMEA/H/C/000796, Marketing Authorisation No. EU/1/08/477/001 and Orphan Drug Designation No: EU/3/05/272.

14.2	The provisions of Schedule 9 shall apply in respect of the post-Completion transmission to the Buyer of the Dossier and related Documentation (including without limitation any regulatory authorizations, permissions, files or letters held by Seller or an Asset Seller) and the transfer of the MA and the Orphan Drug Designation.

15.	Transitional Services Agreement

On Completion, the Parties shall enter into the Transitional Services Agreement.

16.	Access to information

16.1	Seller to Pass on Information Received

The Seller will procure that any formal written notice, correspondence or order concerning the Business which is received by a Seller Group Company after Completion is promptly passed on to the Buyer.

Project Ceplene APA (Execution Version)	Page 21 of 70

Confidential

16.2	Retention of and Access to Information

16.2.1	The Seller must:

(a)	preserve in strict confidence (in accordance with Clause 18.1 below) all Retained Information (excluding for these purposes the Dossier and the Documentation) until the expiry of any period prescribed by statute for the retention of the relevant material and two years from Completion, whichever is the later; and

(b)	during the appropriate period referred to in Clause 16.2.1(a), allow the Buyer and/or its advisers or agents, on reasonable notice, reasonable access to the Retained Information preserved in accordance with Clause 16.2.1(a), including, without limitation, for the purpose of copying (at the Buyer’s expense) and inspection.

16.2.2	In respect of the Dossier and the Documentation, the Seller and each relevant Seller Group Company shall retain all rights to use the same to (subject to its confidentiality obligations under Clause 19 in general and under Clause 19.5 in particular):

(a)	in order to carry out its obligations or exercise its rights under any Transaction Documents; and

(b)	for any other purpose required by Applicable Laws.

16.2.3	The Buyer must:

(a)	to the extent that any of the Business Information relates to the period before Completion, preserve such Business Information until the expiry of any period prescribed by statute for the retention of that material and two years from Completion, whichever is the later; and

(b)	during the appropriate period referred to in Clause 16.2.3(a), allow the Seller and/or its advisers or agents, on reasonable notice, reasonable access to the Business Information preserved in accordance with Clause 16.2.3(a) including for the purpose of copying (at the Seller’s expense) and inspection.

17.	Data protection

17.1	Buyer’s Obligations After Completion

Notwithstanding any other provision of this agreement, from the Completion Date the Buyer will comply with all applicable legislation and provide any required notices in respect of all Customer Data transferred under this Agreement.

17.2	Buyer’s Indemnity

The Buyer must indemnify each Seller Group Company against all Losses which a Seller Group Company incurs in connection with the processing of the Customer Data by the Buyer or any employee, agent or sub-contractor of the Buyer, and any reasonable costs which a Seller Group Company incurs in enforcing its rights under this Clause 17.2, all subject to Clause 11.2.

Project Ceplene APA (Execution Version)	Page 22 of 70

Confidential

18.	Covenants of the Parties

18.1	For a period of up to 6 months following the date of the approval to transfer an MA (“Transfer Date”), the Buyer may continue to sell the Product under the Seller’s livery in the Territory, provided that the use of such livery is in the manner it was used by the relevant Seller Group Company in the Territory as at the Completion Date or as otherwise approved in writing by the Seller.

18.2	Following the Transfer Date, as soon as reasonably practicable and in any event no more than 6 months after the Transfer Date the Buyer will ensure that it does not sell the Product under the Seller’s livery, and any reference to the Seller or any of the Seller’s Affiliates shall be removed from all packaging of the Product and replaced with the name of the Buyer.

18.3	For all existing purchase orders placed before the MA transfer, for Products to be sold after the MA transfer, the Seller and Buyer shall jointly discuss and cooperate to ensure that the transition from Seller livery to Buyer livery for such Products occurs as promptly as reasonably practicable during the Transfer Period.

18.4	Following the Completion Date, the Seller shall not, and shall cause its Affiliates not to:

(a)	register or attempt to register any trade mark included in the Assets in the relevant Territory; or

(b)	oppose or challenge any application by the Buyer or any of its Affiliates to register such trade mark in the relevant Territory.

18.5	At the Buyer’s option, the Seller shall use its reasonable endeavours to ensure that the Buyer can continue the existing relationship with the API suppliers in respect of the Business as applicable.

19.	Confidentiality

19.1	Seller Confidentiality Obligations

After Completion, the Seller must:

(a)	not disclose or use the Buyer’s Confidential Information unless it has first obtained the Buyer’s written permission; and

(b)	ensure that no Seller Group Company discloses or uses the Buyer’s Confidential Information unless it has first obtained the Buyer’s written permission.

19.2	Buyer’s Confidentiality Obligations

After Completion, the Buyer must:

(a)	not disclose or use the Seller Confidential Information unless it has first obtained the Seller’s written permission; and

(b)	ensure that no Buyer Group Company discloses or uses the Seller Confidential Information unless it has first obtained the Seller’s written permission.

Project Ceplene APA (Execution Version)	Page 23 of 70

Confidential

19.3	Both Parties’ Confidentiality Obligations

A Party must:

19.3.1	not disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:

(a)	in the case of the Seller it has first obtained the Buyer’s written permission;

(b)	in the case of the Buyer it has first obtained the Seller’s written permission; or

(c)	it is permitted under Clause 19.4 or Clause 20; and

19.3.2	ensure that no member of its Group discloses information relating to the negotiation, existence or provisions of a Transaction Document unless it has first obtained the other party’s written permission.

19.4	Permitted Disclosures

Clauses 19.1, 19.2, and 19.3 do not apply to a disclosure or use of information if:

(a)	the disclosure or use is required by applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;

(b)	the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s Group are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person’s Group for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)	the disclosure or use is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person’s Group; or

(e)	the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of Clause 19 as if it were a party to this Agreement.

19.5	Consultation Required Before a Permitted Disclosure

The Buyer or the Seller may only make a disclosure in the circumstances contemplated by Clause 19.4(a) or (b) if, before making the disclosure, it has consulted with the each other and taken into account the other’s requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

19.6	Termination of Confidentiality Agreement

With effect from Completion:

(a)	the Confidentiality Agreement terminates; and

Project Ceplene APA (Execution Version)	Page 24 of 70

Confidential

(b)	the Seller waives any right or claim that it may have against the Buyer (or any director, officer, employee or adviser of the Buyer) arising out of or in connection with the Confidentiality Agreement.

20.	Announcements

20.1	Completion Announcement

Following the Completion Date the Buyer will be permitted to release the Agreed Announcement without needing the Seller’s consent under this Clause 20.

20.2	Permission of Other Party Generally Required

Subject to Clause 20.3, before and after Completion, a Party must not, unless it has first obtained the other Party’s permission, such permission not to be unreasonably withheld, delayed or subject to an unreasonable condition.:

(a)	make or send, or permit another person to make or send on its behalf, a public announcement, press release, circular or other external publicity (in whatever media) regarding the existence or the subject matter of a Transaction Document; or

(b)	enter into any advertising or marketing in relation to this Agreement.

20.3	Circumstances In Which Permission of Other Party Is Not Required

20.3.1	Clause 20.1 does not apply to an announcement or circular which is required by:

(a)	applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;

(b)	a rule of a stock exchange or listing authority on which the shares or other securities of a Seller Group Company or the Buyer are listed or traded; or

(c)	as required by any Health Authority.

20.3.2	Nothing in this Clause 20.2 above shall be deemed to restrict or otherwise interfere with the Buyer’s right, post-Completion, to advertise and market Products and to generally hold itself out as the owner of the Products (always subject to compliance with clause 19).

20.3.3	Notwithstanding the aforesaid in Clause 20.3.1 above, a Party that is required to make or send an announcement or circular in the circumstances contemplated by Clause 20.3.1 must, before making or sending the announcement or circular, consult with the other Party and take into account the other Party’s requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

21.	Assignment

The Buyer is not permitted to assign, charge or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the Seller, except that:

Project Ceplene APA (Execution Version)	Page 25 of 70

Confidential

(a)	the Buyer may freely assign its rights and obligations under this Agreement (other than its rights and obligations under the guarantee in clause 23) to its Affiliate, provided that the Buyer shall notify the Seller of such assignment in writing as soon as reasonably practicable.

(b)	the Seller may, in its sole discretion, consent to the Buyer assigning its rights and obligations under the guarantees in clause 23 to the Preferred Guarantor, provided that the Buyer has provided written evidence satisfactory to the Seller that the Preferred Guarantor has sufficient funding to be able to support the obligations under the guarantee in clause 23 of this Agreement. The Seller shall act in a commercially reasonable manner in determining whether such evidence is satisfactory and will not unreasonably delay its decision.

22.	Notices

22.1	Method of Giving a Notice or Other Communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)	delivered by hand or sent by recorded delivery post or by fax to the relevant party to the contact, address and fax number set out in Clause 22.3 (or if otherwise notified by the relevant person under Clause 22.7 to such other contact, address or fax number as has been so notified).

22.2	Notice not properly given unless copy also given

In the case of notices only, a copy of any notice sent to a party under or in connection with this Agreement must be delivered by hand or sent by recorded delivery post or by fax to the person (“copy recipient”) indicated in Clause 22.3, to the contact, address and fax number set out in Clause 22.3 (or if otherwise notified by the relevant person under Clause 22.7 to such other copy recipient or such other contact, address or fax number as has been so notified). A notice given to a party is not duly given until both the notice and the copy is given in accordance with this Clause 22.

22.3	Addresses

The contact, address and fax number for each party and copy recipient is (unless otherwise notified under Clause 22.7):

(a)	in the case of the Seller as follows:

Address:	43 Avenue John Fitzgerald Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg
Fax:	+352-28 48 88 53
Attention:	Cahterine Beaujour, Managing Director

Project Ceplene APA (Execution Version)	Page 26 of 70

Confidential

with, in the case of notices only, a copy to the Sellers’ legal department, as follows:

Address:	EMEA Legal Department
Mylan EMEA S.A.S
117 allee des Parcs
F – 69800 Saint-Priest Cedex
Fax:	+33/ (0) 4 37 25 79 22
Attention:	General Counsel - Europe;

(b)	in the case of the Buyer, as follows:

Address:	12 East 49th Street, 11th Floor
New York, NY 10017 USA
Fax:	+1 (347) 772-3131
Attention:	Daniel Teper

With a copy to Pearl Cohen Zedek Latzer Baratz UK LLP, as follows:

Address:	16 Upper Woburn Place
London, WC1H 0BS, UK
Fax:	+44-203-031-1298
Attention:	Mark Cohen, Esq.

22.4	Time That Notice or Communication Is Deemed Given

Unless there is evidence that it was received earlier, and except as set out in the final sentence of Clause 22.2, a notice or other communication that complies with Clauses 22.1 and 24.2 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in Clause 22.5;

(b)	if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting;

(c)	if sent by fax, at the time of its transmission, except as provided in Clause 22.5.

22.5	Effect of Delivery by Hand or Fax After 6.00 pm or on a Non-Business Day

22.5.1	If deemed delivery under Clause 22.4 of a notice or other communication delivered by hand or sent by fax occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

22.5.2	If deemed delivery under Clause 22.4 of a notice or other communication delivered by hand or sent by fax occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.

22.6	Relevant Time of Day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

Project Ceplene APA (Execution Version)	Page 27 of 70

Confidential

22.7	Notification of Change in Notice Details

A party may notify the other party of a change to any of the details for it or its copy recipient referred to in Clause 22.2. The notice must comply with the terms of Clauses 22.1 and 22.2 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

23.	Guarantee

23.1	The Buyer hereby irrevocably and unconditionally:

23.1.1	if the Buyer assigns its rights and obligations under this Agreement (other than its rights and obligations under this Clause 23) to its Affiliate in accordance with Clause 21(a)

(a)	guarantees to the Seller the full, prompt and complete performance by such Affiliate of all its obligations under this Agreement; and

(b)	undertakes to the Seller that whenever such Affiliate does not pay any amount when due under or in connection with this Agreement, that it shall immediately on demand pay that amount as if it were the principal obligor.

23.1.2	in respect of all obligations of the Preferred Guarantor under the Transitional Services Agreement:

(a)	guarantees to the Seller the full, prompt and complete performance by the Preferred Guarantor of all its obligations under the Transitional Services Agreement; and

(b)	undertakes to the Seller that whenever the Preferred Guarantor does not pay any amount when due under or in connection with this Agreement, that it shall immediately on demand pay that amount as if it were the principal obligor.

23.2	The guarantees contained in this Clause 23 are continuing guarantees and shall remain in force until all the obligations of such Affiliate under this Agreement or the Transitional Services Agreement (as applicable) have been fully performed and all sums payable by such Affiliate have been fully paid, regardless of any intermediate payment or discharge in whole or in part. Each guarantee is independent of every other security which the Seller may at any time hold for the obligations of such Affiliate under this Agreement or the Transitional Services Agreement.

23.3	The obligations of the Buyer under this Clause 23 shall not be affected by any of the circumstances listed below which, but for this provision, might operate to reduce, release or otherwise exonerate the Buyer from its obligations or affect such obligations, whether or not known to the Buyer or to the Seller:

23.3.1	any variation of this Agreement or the Transitional Services Agreement or any time, indulgence, waiver or consent at any time given to such Affiliate or any other person;

23.3.2	any legal limitation, disability, incapacity or other circumstance relating to such Affiliate or any other person; or

23.3.3	any amendment, novation, supplement or extension of this Agreement or the Transitional Services Agreement; or

Project Ceplene APA (Execution Version)	Page 28 of 70

Confidential

23.3.4	any irregularity, unenforceability or invalidity of any obligations of such Affiliate under this Agreement or the Transitional Services Agreement, or the dissolution, amalgamation, reconstruction or insolvency of such Affiliate.

23.4	These guarantees may be enforced by the Seller without the Seller first taking any steps or proceedings against such Affiliate.

23.5	Any settlement or discharge between the Buyer and the Seller shall be conditional upon no security or payment to the Seller by such Affiliate or the Buyer, or any other person on behalf of either of them, being avoided or reduced pursuant to any laws applicable to insolvency. If any security or payment is so avoided or reduced, such Affiliate shall be entitled to recover the value or amount of the security or payment from the Buyer as if the settlement or discharge had not occurred.

23.6	The Buyer agrees that until the obligations of such Affiliate under this Agreement or the Transitional Services Agreement (as applicable) have been fully and completely performed and all sums payable by such Affiliate to the Seller under or pursuant to this Agreement or the Transitional Services Agreement (as applicable) have been paid, it shall not exercise any rights which it might have by reason of the performance of its obligations under these guarantees:

23.6.1	to be indemnified by such Affiliate;

23.6.2	to claim any contribution from any other guarantor of such Affiliate’s obligations under this Agreement or the Transitional Services Agreement (as applicable);

23.6.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under this Agreement or the Transitional Services Agreement or any other security taken by the Seller pursuant to, or in connection with, this Agreement or the Transitional Services Agreement; or

23.6.4	to prove or vote as a creditor of such Affiliate or its estate in competition with the Seller.

24.	Further assurance

The Parties shall, and shall use all reasonable endeavours to ensure that any necessary third party will, execute all documents and do all acts and things as any Party reasonably requires to transfer the Assets in respect of the Business to the Buyer and to give the other the full benefit of this Agreement.

25.	Costs

Except where this Agreement or another Transaction Document provides otherwise, each party must pay its own costs incurred in connection with the negotiation, preparation, execution and implementation of each Transaction Document.

26.	Interest on late payment

If a party fails to pay an amount required to be paid under this Agreement when it is due (a “Due Amount”), that party must pay interest on the Due Amount from and including the due date for payment up to and including the date of actual payment at the rate per year of 4% above the base lending rate from time to time of Barclays Bank plc. This rate applies to any period after a judgment as well as before a judgment. Interest accrues on a daily basis.

Project Ceplene APA (Execution Version)	Page 29 of 70

Confidential

27.	Variation

A variation of this Agreement is valid only if it is in writing and signed by a Party or signed on its behalf by its authorised representative.

28.	Waiver

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

29.	Rights and remedies are cumulative

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

30.	Counterparts

This Agreement may be entered into in any number of counterparts and any party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each party had executed the same document.

31.	Effect of Completion

Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion.

32.	Entire Agreement

32.1	Entire Agreement

The Confidentiality Agreement and the Transaction Documents together set out the entire agreement between the parties in respect of the Transactions and supersede any previous agreement or arrangement between the parties relating to the subject matter of the Transactions.

32.2	No Reliance on a Statement Outside the Transaction Documents

The Buyer agrees and acknowledges that it has not relied on or been induced to enter into a Transaction Document by a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

32.3	No Remedy for a Statement Outside The Transaction Documents

32.3.1	The Buyer has no claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller in connection with or relating to a Transaction which is not expressly included in a Transaction Document.

Project Ceplene APA (Execution Version)	Page 30 of 70

Confidential

32.3.2	The only claim or remedy that is available to the Buyer in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller is a claim for damages for breach of this Agreement and not termination, rescission, damages in tort, damages under statute or any other remedy.

32.4	Fraud

Nothing in this Clause 32 limits or excludes liability arising as a result of fraud, willful concealment or willful misconduct.

33.	Invalidity

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

34.	Debarment

In the performance of any of its obligations pursuant to this Agreement, neither party shall knowingly utilise the services of any employee or other person who is debarred by the US Food and Drug Administration, any other Health Authority or any other Applicable Laws or is otherwise prohibited by any Government Authority from participating in any government health program.

35.	Anti-Corruption Undertaking

Each party shall comply with, and will not cause itself or its Affiliates, associates, directors, officers, shareholders, employees, representatives or agents worldwide to be in violation of the United States Foreign Corrupt Practices Act (the “FCPA”) or the UK Bribery Act 2010. Without limiting the foregoing, each party will not, directly or indirectly, pay any money to, or offer or give anything of value to, any “Government Official” as that term is used in the FCPA, in order to obtain or retain business or to secure any commercial or financial advantage for such Party or any of its Affiliates. Each party undertakes not to bribe Government Officials or any private companies or individuals.

For purposes of this Clause 35, “bribes” shall have the following definition: offering, promising, or giving a financial or other advantage to another person where it is intended to bring about the improper performance of a relevant function or activity, or to reward such improper performance; acceptance of the advantage offered, promised or given in itself constitutes improper performance of a relevant function or activity; and “improper performance” means a breach of expectations that a person will act in good faith, impartially, or in accordance with a position of trust.

36.	Third party rights

36.1	Exclusion of Contracts (Rights of Third Parties) Act 1999, Subject to Exceptions

Except for the Affiliates of a party (which such Affiliates shall have the right to enforce the provisions of this Agreement under the Contracts (Rights of Third Parties) Act 1999), any person who is not a party to this Agreement may not enforce or otherwise have the benefit of any provision of this Agreement.

Project Ceplene APA (Execution Version)	Page 31 of 70

Confidential

36.2	Termination and Variation Without Third Party Permission

This Agreement may be rescinded or terminated and a term may be amended or waived without the permission of the Affiliates of either party even if that takes away a right which such Affiliate would otherwise have.

36.3	Assignment of Rights under Contracts (Rights of Third Parties) Act 1999

No Affiliate of a party may, without the prior permission of the Buyer and the Seller, assign, charge or otherwise dispose of any of its rights under this Agreement or grant or create any third party interest in its rights under this Agreement (including holding an interest on trust for another).

37.	Governing law; Dispute REsolution; service of process

37.1	Governing Law

This Agreement, the jurisdiction clause contained in it and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement are governed by, construed and take effect in accordance with English law.

37.2	Escalation

Should any dispute arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), the Parties shall escalate the discussion of such Dispute to their respective senior management teams, and shall meet (physically or via videoconference) in a good faith effort to resolve such Dispute amicably.

37.3	Arbitration

Should the Parties fail to resolve amicably any Dispute within 14 days after initiation of discussions (or such longer time as the Parties may agree), then such Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause save for any waiver of any rights the Parties would otherwise have to any form of appeal or recourse to a court of law or other judicial authority, which rights are hereby expressly preserved. It is agreed that:

37.3.1	the tribunal shall consist of three arbitrators, appointed as follows:

(a)	the Seller and the Buyer shall each nominate an arbitrator for appointment by the LCIA Court, and the two arbitrators so nominated shall nominate a third arbitrator who shall act as Chairman of the Tribunal (for the avoidance of doubt, each party may consult with the arbitrator it has nominated in relation to the nomination of the Chairman); and

(b)	if either of the Seller or the Buyer fails to nominate an arbitrator within 30 days of the nomination of the second arbitrator, the third arbitrator shall be appointed at the written request of either party by the LCIA Court.

37.3.2	the seat of the arbitration shall be England and the place of arbitration shall be London; and

37.3.3	the language of the arbitration shall be English.

Project Ceplene APA (Execution Version)	Page 32 of 70

Confidential

37.4	Service of Process

A document which starts or is otherwise required to be served in connection with any legal action or proceedings relating to a Dispute (“Process Document”) may be served in the same way as notices in accordance with Clause 22. This clause does not prevent a Process Document being served in another manner permitted by law.

37.5	Appointment of Agent for Service

37.5.1	The Buyer and Seller must at all times maintain an agent for service of process in England and Wales.

37.5.2	The Buyer appoints Pearl Cohen Zedek Latzer Baratz UK LLP of 16 Upper Woburn Place, London, WC1H 0BS as its agent to accept service of any Process Document in England.

37.5.3	The Seller appoints Generics (UK) Limited of Station Close, Potters Bar, Hertfordshire, EN6 1TL as its agent to accept service of any Process Document in England.

37.5.4	Any Process Document will be sufficiently served on the Buyer or Seller if delivered to the agent at its address for the time being.

37.5.5	Neither the Buyer nor the Seller may revoke the authority of the agent. If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Buyer or the Seller (as applicable) must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

37.5.6	The Buyer must notify the Seller within 14 days of any change in the identity or address of its agent for service of process.

37.5.7	The Seller must notify the Buyer within 14 days of any change in the identity or address of its agent for service of process.

37.5.8	This Clause 37.5 does not prevent a Process Document being served in another manner permitted by law.

~ Remainder of page intentionally left blank. Signature Page and Schedules follow. ~

Project Ceplene APA (Execution Version)	Page 33 of 70

Confidential

In Witness Whereof, this Asset Purchase Agreement has been executed by the Parties’ duly authorized representatives on the Execution Date.

SELLER Meda Pharma SARL

Signature

Printed Name & Title

BUYER Immune Pharmaceuticals, Inc.

Signature

Printed Name & Title

Project Ceplene APA (Execution Version)	Page 34 of 70

Confidential

SCHEDULE 1

Territory

Europe

Albania

Andorra

Austria

Belarus

Belgium

Bosnia-Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

Former Yugoslav Republic of Macedonia

France

Germany

Greece

Hungary

Iceland

Ireland

Italy

Latvia

Liechtenstein

Lithuania

Luxembourg

Malta

Moldova

Monaco

Montenegro

Norway

Poland

Portugal

Romania

Russia

San Marino

Serbia

Slovakia

Slovenia

Spain

Sweden

Switzerland

The Netherlands

The United Kingdom

Turkey

Ukraine

Vatican City

Other Countries
Australia Georgia Hong Kong India Indonesia People’s Republic of China Philippines Qatar Republic of China (Taiwan) Saudi Arabia Singapore South Korea Thailand United Arab Emirates	Japan Kuwait Malaysia New Zealand Oman Pakistan

Project Ceplene APA (Execution Version)	Page 35 of 70

Confidential

SCHEDULE 2

PART 1

Trademarks

Mark	Country	Status	Class	Applic No	File Date	Reg No	Reg Date	Renewal Date
CEPLENE	AU	Registered	5	858297	23-Nov-00	858297	17-May-01	23-Nov-20
CEPLENE	CH	Registered	5	13973/2000	23-Nov-00	483420	04-Apr-01	23-Nov-20
CEPLENE	CN	Registered	5	2001045526	28-Mar-01	1760656	07-May-02	06-May-22
CEPLENE	EM	Registered	5	1965656	22-Nov-00	001965656	22-May-02	22-Nov-20
CEPLENE	JP	Registered	5	2001-029763	30-Mar-01	4671668	16-May-03	16-May-13
CEPLENE	LI	Registered	5	13015	08-Oct-03	13015	13-Jan-04	08-Oct-13
CEPLENE	NO	Registered	5	2003309400	07-Oct-03	224104	01-Sep-04	01-Sep-17
CEPLENE	NZ	Registered	5	627694	07-Oct-03	627694	24-May-01	29-Sep-17
CEPLENE	IS	Registered	5	2516/2003	06-Oct-03	30/2004	02-Jan-04	02-Jan-24

Project Ceplene APA (Execution Version)	Page 36 of 70

Confidential

PART 2

Patents

Europe

Description	Number	Country	Filing Date	Issued Date
Syntesis of Histamine Dihydrochloride	EP1140857	Austria, Belgium, Cyprus, Denmark, Finland, France, Great Britain, Germany, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland.	12/20/99	7/2/08

OTHER COUNTRIES

Description	Number	Country	Filing Date	Issued Date
Syntesis of Histamine Dihydrochloride	ZL9981490.3	China	12/20/99	06/30/04
“	4139082	Japan	12/20/99	06/13/08
“	1243166	Taiwan	12/23/99	11/11/05
“	205849	India	12/20/99	04/13/07
“	763523	Australia	12/20/99	11/06/03
“	512935	New Zealand	12/20/99	12/08/03
“	02102715.8 (appl. No.) 1040998 (patent No.)	Hong Kong	12/20/99	04/24/09

Project Ceplene APA (Execution Version)	Page 37 of 70

Confidential

PART 3

Domain Names

Mark	Country	Status	Reg Date	Renewal Date
ceplene.cn	CN	Registered	22-April-14	22-April-17
ceplene.com.cn	CN	Registered	03-Oct-14	03-Oct-17
ceplene.eu	EU	Registered	08-Oct-14	08-Oct-17
ceplene.nl	NL	Registered	25-Feb-10	30-Sept-17
ceplene.de	DE	Registered	17-Oct-12	Oct-17
ceplene.se	SE	Registered	25-Feb-10	25-Feb-17
ceplene.fr	FR	Registered	25-Feb-10	17-Sept-17
ceplene.be	BE	Registered	25-Feb-10	18-Sept-17
ceplene.it	IT	Registered	01-March-10	19-Sept-17
ceplene.pl	PL	Registered	25-Feb-10	25-Feb-17
ceplene.at	AT	Registered	25-Feb-10	24-Feb-17
ceplene.ch	CH	Registered	24-Feb-10	28-Feb-18
ceplene.dk	DK	Registered	25-Feb-10	28-Feb-18
ceplene.es	ES	Registered	25-Feb-10	25-Feb-17
ceplene.jp	JP	Registered	03-May-11	31-May-17

Project Ceplene APA (Execution Version)	Page 38 of 70

Confidential

Mark	Generics Extensions	Status	Reg Date	Renewal Date
ceplene.no	NO	Registered	01-Oct-10	08-March-17
ceplene.com	COM	Registered	09-Oct-00	09-Oct-17
ceplene.info	INFO	Registered	21-Nov-2013	21-Nov-17
ceplene.net	NET	Registered	21-Nov-11	21-Nov-17
ceplene.org	ORG	Registered	21-Nov-11	21-Nov-17
ceplene.biz	BIZ	Registered	24-May-11	24-May-17

Project Ceplene APA (Execution Version)	Page 39 of 70

Confidential

SCHEDULE 3

Regulatory Applications and Approvals

Chronological list of all post-authorisation submissions and assessments since grant of the Marketing Authorisation: a list of all approved or pending Type IA/IB and Type II variations, Extensions, Art 61(3) Notifications, USR, EMA Annual Reassessments, procedures under Article 20 of Regulation (EC) No 726/2004, giving the procedure number, date of submission, date of approval (if approved) and brief description of the change.

Procedure Number	Date of submission	Date of approval/ Commission Decision	Description of submission
EMEA/H/C/796/IA/0001	10/11/2008	21/11/2008	Change in the test procedure of finished product
EMEA/H/C/796/IA/0002	03/12/2008	17/12/2008	Change in the name and/or address of a manufacturer of the active substance (no. CEP is available) Change from TORCAN Chemical Ltd. to Piramal Healthcare (Canada)
EMEA/H/C/796/IA/0003	02/07/2009	19/08/2009	Minor change in the manufacture of finished product editorial correction to the description in MAA of the Sterilization/Depyrogenation process parameters for vials
EMEA/H/C/796/S/0005	04/12/2009	29/04/2010	1st Annual Reassessment
EMEA/H/C/796/IB/0007	08/04/2010	02/06/2010	Change in Bulk Hold Time from 30 to 48 hours/ Change in the manufacturing process of the finished product – other variation
EMEA/H/C/796/IA/0008/G		09/11/2010	Grouped variation for quality part
EMEA/H/C/796/II/0006	19/01/2010	24/01/2011	Update of the SPC and Package Leaflet with a description of how to prepare, dispense, and store interleukin-II, when used with Ceplene

Project Ceplene APA (Execution Version)	Page 40 of 70

Confidential

EMEA/H/C/796/IA/009	28/09/2010	28/10/2010	Grouped IA variations: 1. Change in the name of a quality control site of the active ingredient 2.Change in immediate packaging of the active substance 3.Deletion of a non-significant in-process test
EMEA/H/C/796/S/0010	22/11/2010	14/04/2011	2nd Annual Reassessment
EMEA/H/C/796/S/0012	18/11/2011	20/04/2012	3rd Annual Reassessment
EMEA/H/C/796/A20/0011	Not known	31/05/2012; EC 31/05/2012	Pursuant to Art. 20 of Regulation (EC) No. 726/2004, the European Commission requested on 17/11/2011, the opinion of the CHMP on measures necessary to ensure the quality and the safe use of Ceplene further to the inspection findings at the Ben Venue Laboratories (BVL) manufacturing site located in Bedford, Ohio (USA). Final Assessment Report EMA/303396/2012: the CHMP recommended the maintenance of the marketing authorisation for Ceplene subject to the conditions laid down in Annex II of the CHMP opinion.
EMEA/H/C/796	21/05/2012	18/12/2012	7th PSUR
EMEA/H/C/796/T/0013	18/06/2012	24/09/2012; EC 15/10/2012	MA Transfer from EpiCept to Meda AB Transfer of Marketing Authorisation and Orphan Drug Designation
EMEA/H/C/796/S/0014	23/11/2012	EC 21/03/2014	4th Annual Reassessment
EMEA/H/C/796/R/0015	26/12/2012	EC 27/08/2013	Renewal Application for the Marketing Authorisation
EMEA/H/C/796/IA/0016	04/03/2013	26/03/2013	C.I.z. other variations: Introduction fo a change in QPPV and update of PSMF Summary
EMEA/H/C/796/II/17	30/12/2013	06/02/2015	Update-SPC Labelling and PL Based on the safety information available from study EPC2008-02
EMEA/H/C/796/0019	10/06/2013	07/11/2013	8th PSUR submission
EMEA/H/C/796/S/0020	20/03/2014	21/03/2014	5th Annual Reassessment
EMEA/H/C/796/0021	13/06/2014	07/11/2014	9th PSUR
EMEA/H/C/796/S/0022	28/11/2014	26/03/2015	6th Annual Reassessment

Project Ceplene APA (Execution Version)	Page 41 of 70

Confidential

EMEA/H/C/796/IB/0023/G	03/12/2008	30/06/2016	Group of variations concerning the replacement of FP manufacturing site
EMEA/H/C/796/II/24	04/06/2015	17/09/2015	Submission of final study report EPC2008-02
PSUSA/1610/201504	11/06/2015	06/11/2015	10th Periodic Safety Update EU Single assessment - HISTAMINE
PSUSA/1610/201604	31/05/2016	06/11/2016	11th Periodic Safety Update EU Single assessment - HISTAMINE
EMEA/H/C/796/S/0026	02/12/2015	05/04/2016	7th Annual Reassessment
EMEA/H/C/796/N/28	14/07/2016	26/07/2016	Update of the package leaflet with revised contact details of the local representatives for Estonia, Italy, Spain, Poland and France. Minor change in the package leaflet not connected with the SPC (Art. 61.3 Notification)
EMEA/H/C/796/IB/0029	24/10/2016	07/11/2011

A.4 - Administrative change - Change in the name and/or address of a manufacturer or an ASMF holder or supplier of the AS, starting material, reagent or intermediate used in the manufacture of the AS or manufacturer of a novel excipient Name change for AAI Pharma Services to Alcami Carolina Corporation

EMEA/H/C/796/S/0030	30/11/2016		8th Annual Reassessment

Project Ceplene APA (Execution Version)	Page 42 of 70

Confidential

SCHEDULE 4

Contracts

Part A – Non- Clinical Trial Contracts

Ref.	Contract	Parties	Date	Assign / Termination
1.	Contract Manufacturing Agreement	(1) The Seller and (2) Labiana Pharmaceuticals SLU	25.02.2016	Assign
2.	Consultancy contract	MEDA Pharma GmbH & Co. KG and Dr. Oliver Wiedemann	08/03/2013	Assign
3.	Consultancy Agreement (as amended)	MEDA Pharma GmbH & Co. KG and Prof. Dr. med. Jochen Greiner	05/09/2014 (amended: 22/04/2016)	Assign
4.	Consultancy Agreement	MEDA Pharma GmbH & Co. KG and Kristoffer Hellstrand MD PhD	01/09/2012 expired 31/08/2013	Assign
5.	Storage Agreement	MEDA Pharma GmbH & Co. KG and University of Gothenburg, Department of Clinical Virology	10/10/2013	Assign
6.	Storage Agreement	MEDA Pharma GmbH & Co. KG And Calvert Laboratories	08/02/2016	Assign
7.	Agreement on the support of an investigator-initiated trial	MEDA Pharma GmbH & Co. KG and Sahlgrenska University Hospital	31/05/2016	Assign
8.	Agreement	MEDA Pharma GmbH & Co. KG and University of Cologne And PD Dr. Karl-Anton Kreuzer	10/02/2012	Assign
9.	Agreement	MEDA Pharma GmbH & Co. KG and Medizinische Universitaet Wien	25/04/2013	Assign
10.	Agreement (“Vereinbarung”) (on statistical services)	MEDA Pharma GmbH & Co. KG and Universitaetsklinikum Ulm	19/01/2017	Assign

Project Ceplene APA (Execution Version)	Page 43 of 70

Confidential

11.	Agreement (“Vereinbarung”) (on use of data sets)	Klinikum der Universitaet Muenchen and MEDA Pharma GmbH & Co. KG	25/07/2016	Assign
12.	Agreement (“Vereinbarung”) (on statistical services)	Universitaet Ulm and Prof. Dr. Jan Beyersmann and MEDA Pharma GmbH & Co. KG	15/12/2016	Assign
13.	Agreement (on management and organisation related to a non-interventional study)	MEDA Pharma GmbH & Co. KG and Universitaetsklinikum Ulm	05/09/2012	Assign
14.	DRAFT Agreement (“Vereinbarung”) (on use of data sets)	Universitaetsklinikum Ulm, And Meda Pharma GmbH & Co. KG	Draft form	Assign if entered into prior to Completion Date
15.	API Supply Agreement and Quality Agreement	Piramal Healthcare (Canada)Limited and Epicept Corporation and MEDA AB	8 January 2010	Assign
16.	Assignment and Amendment of Commercial Packaging Agreement and Quality Agreement	Catalent UK Packaging Limited and Epicept Corporation and MEDA AB	18 June 2012	Assign

Project Ceplene APA (Execution Version)	Page 44 of 70

Confidential

SCHEDULE 4

Part B – Clinical Trial Contracts

All the clinical trial contracts related to the following Institution/ Investigator, all to be assigned :

Ref.	Name of Institution/ Investigator (if necessary pharmacy, laboratory, etc…)
17.	IDDI Inc and Epicept Corporation
18.	Parexel International Limited and Epicept Corporation
19.	University of Gothenburg
20.	Ecron Acunova GmbH
21.	Lille University Regional Hospital Center (the Lille C.H.R.U)
22.	Icon Clinical Research Limited
23.	Sahlgrenska University Hospital Gothenburg, Sweden/ Dr. Mats Brune Pharmacy: Apoteket Farmaci AB, Pharmacy at Sahlgrenska University Hospital Pharmacy: Apoteket Produktion & Laboratorier AB (APL)
24.	Dipartimento di Biotecnologie Cellulari ed Ematologia, Policlinico Umberto I, Università `La Sapienza', Rome, Italy / Dr. Robin Foa
25.	AZ St. – Jan Brugge – Oostend AV, Brugge, Belgium / Dr. L.D.L. Selleslag Pharmacy: AZ St. – Jan Brugge – Pharmacy Department Laboratory: Laboratorium Hematologie, AZ St. Jan AV
26.	Akademiska Sjukhuset (Uppsala University Hospital), Sweden / Dr. Martin Höglund Pharmacy: Apoteket Farmacy AB, Hospital Pharmacy, Uppsala University Hospital
27.	L’Institut Paoli Calmettes, Marseille, France / Dr. Norbert Vey
28.	Clinica Ematologia della Fondazione IRCCS Policlinico S. Matteo di Pavia, Italy / Dr. Carlo Castagnola
29.	Azienda Ospedaliero Universitaria « Consorziale Policlinico » di Bari / Prof. Giorgina Specchia
30.	Norrland University Hospital, Umea, Sweden / Dr. Anders Wahlin Pharmacy: Hospital Pharmacy, Norrland’s University Hospital
31.

Karolinska University Hospital-Huddinge, Stockholm, Sweden / Dr. Lars Möllgard,
Dr. Sören Lehmann

Pharmacy: Apoteket Farmacy AB, Hospital Pharmacy Huddinge

Pharmacy: Apotek Produktion & Laboratorier AB (APL)

32.	Hospital Universitario de Salamanca, Spain / Dr. Belén Vidriales Vicente
33.	Azienda Ospedaliero Universitario San Martino, Genua, Italy / Dr. Angelo Carella
34.	A.O.R.N. “Antonio Cardarelli” Neapel, Italy / Dr. Felicetto Ferrara
35.	Kings College Hospital NHS Foundation Trust of King’s College Hospital, London, UK / Prof. Ghulam J. Mufti Pharmacy: Guy’s and St Thomas’s NHS Foundation Trust of Guy’s Hospital
36.	Azienda Ospedaliera Ospedali Riuniti Villa Sofia Cervello, Palermo, Italien / Dr. Francesco Fabiano
37.	Fundación para la Investigación Biomédica del Hospital Universitarion Ramón y Cajal, Madrid, Spain / D. Javier Maldonada González Lopez
38.	Hull and East Yorkshire Hospitals NHS Trust, Castle Hill Hospital, East Yorshire, UK / Prof. Sarah Ali
39.	Dipartimento di Biochimica e Biotecnologie Mediche – Universitá degli Studi die Napoli Federico II, Napoli, Italy / Dr. Fabrizio Pane
40.	Royal Marsden NHS Foundation Trust of Fulham Road, Sutton Surrey, UK / Dr. Mark Ethell
41.	Centre Hospitalier André Mignot, Service Hématologie, Le Chesnay, France / Dr. Sylvie Castaigne
42.	Association Locale Angevine de Recherche Médicale et d’Etude, CHU ANGERS, Angers, France / Prof. M. Hunault Berger

Project Ceplene APA (Execution Version)	Page 45 of 70

Confidential

43.	Ryhov County Hospital, Jönköping, Sweden / Dr. Jesper Aagesen Pharmacy: Apoteket Farmaci vid Iänssjukhuset Ryhov
44.

L’Association pour L’étude des Maladies du Sang sis à Service d’Hématologie Clinique de l’Hôpital, Hôpital Saint Antoine, Paris, France / Prof. Jean-Pierre Marie and Dr. Anne Vekhoff

Public Assistance – Paris Hospitals (AP-HP), a public healthcare establishment, based at 3, Avenue Victoria, Paris 4ème, Clinical Research and Development (DRCD) Department, Carré Historique de l’Hôpital Saint-Louis, 1 Avenue Claude Vellefaux, 75010 Paris

45.	Falu Lasarett, Falun, Sweden / Dr. Kristina Wallmann Pharmacy: Apoteket Falu Lasarett
46.	Skane University Hospital in Lund, Sweden / Dr. Gunnar Juliusson Pharmacy: Apoteket Sjukhusapoteket Lund
47.	Sundsvall Hospital, Sundsvall, Sweden / Dr. Jonas Wallvik Pharmacy: Sjukhusapoteket Sundsvall
48.	Hopital Henri Mondor, Creteil, France / Dr. C. Pautas L’Assistance Publique (Convention de Recherche)
49.	CHU Dijon – Hopital d’Enfants – Service d’hématologie Clinique, Dijon, France / Dr. D. Caillot
50.	Hématologie et Oncologie Médicale Groupe Hospitalo – Universitaire Caremeau, Nimes, France / Dr. Eric Jourdan Le Centra Hospitalier Universitaire de Nimes
51.	Centre Hospitalier de Mulhouse, France / Dr. Ojeda-Uribe
52.	Instituit Cata d’Oncologia Hospital U Germans Trias I Pujol, University Hospital, Badalona, Spain / Dr. Alberto Oriol Rocafiguera

Project Ceplene APA (Execution Version)	Page 46 of 70

Confidential

SCHEDULE 5

Completion Obligations

1.	Seller obligations

On Completion:

1.1	the Seller will deliver, or procure the delivery, in each case, to the Buyer of the following:

(a)	the counter-part of the Transitional Services Agreement duly executed by the Seller;

(b)	the counter-part of the Termination Agreement duly executed by the Seller; and

(c)	the duly executed Disclosure Letter; and

(d)	the duly executed IP Assignments.

1.2	The Seller shall release to the Buyer all of the Business Information that relates to the Business.

1.3	The Seller shall send the Assignment Notice to the relevant parties to the Contracts.

1.4	The Seller shall comply with Schedule 9 in respect of the Dossier and the Documentation.

2.	Buyer’s obligations

On Completion, the Buyer must:

2.1	deliver to the Seller the counterpart of the Termination Agreement duly executed by the relevant Buyer Group Company;

2.2	deliver to the Seller the counterpart of the Disclosure Letter duly executed by the Buyer;

2.3	deliver to the Seller the counterpart of the Transitional Services Agreement duly executed by the relevant Buyer Group Company; and

2.4	a valid power of attorney or such other evidence reasonably satisfactory to the Seller that the Buyer and each relevant Buyer Group Company are authorised to execute this Agreement and any other Transaction Document.

Project Ceplene APA (Execution Version)	Page 47 of 70

Confidential

SCHEDULE 6

Seller Warranties

1.	Enforceability of Transaction Documents

1.1	Capacity and Authority

The Seller:

(a)	is a company duly incorporated, validly existing and in good standing under the law of the country of its incorporation;

(b)	has the right, power and authority to enter into and perform its obligations under each Transaction Document to be entered into by it on or after the Completion Date; and

(c)	has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document.

1.2	Binding Obligation

Each Transaction Document has been duly and validly executed by the Seller and assuming due authorisation, execution and delivery by the Buyer or relevant Buyer Group Company, constitutes a valid and binding obligation of such Seller in accordance with its terms, except as such enforcement may be limited by the effect of bankruptcy, insolvency, reorganisation, moratorium or other laws affecting or relating to the rights of creditors generally or the rules governing the availability of equitable remedies and general principles of equity, regardless of whether considered in a proceeding at equity or at law.

1.3	No Breach

Neither the execution (and in the case of a deed, delivery) by the Seller of any Transaction Document nor the performance by the Seller of any of its obligations under the Transaction Documents shall result in a breach:

(a)	of any provision in the constitutional documents of the Seller and/or any Asset Seller; or

(b)	of, or constitute a default under, any instrument by which the Seller is bound including any agreement or arrangement between itself, a Seller Group Company and any third party; or

(c)	of any applicable law, or of any order or judgement of a court, tribunal or governmental or regulatory body (of the United Kingdom or elsewhere) which is binding on the Seller and/or any Asset Seller.

1.4	Winding Up, Insolvency, etc.

No:

(a)	resolution has been passed in relation to the Seller and/or any Asset Seller;

(b)	step has been taken in relation to the Seller and/or any Asset Seller; or

Project Ceplene APA (Execution Version)	Page 48 of 70

Confidential

(c)	legal proceedings have been started, or threatened, against the Seller and/or any Asset Seller,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

2.	Ownership of assets

2.1	Exclusions from Title Warranties

The warranty in Paragraph 2.2 does not apply to the:

(a)	Intellectual Property; or

(b)	Inventory that a Seller Group Company has sold or will sell in the normal operation of the Business.

2.2	Ownership

Each of the Assets is solely legally and beneficially owned by the relevant Asset Seller, free from all Encumbrances, and subject to all of the Buyer Warranties being correct and the Buyer complying with the covenants in this Agreement and the filing of all notices and receipt of all necessary Consents, immediately following the Completion Date the Buyer will be vested with good and valid title in all of the Assets of the Business, free from all Encumbrances.

3.	Litigation

There are no material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature that are, to the knowledge of the Seller, pending or threatened against or relating to the Seller and/or any Asset Seller in connection with the Assets or the Business Obligations as of the Completion Date.

4.	The Dossier

The Dossier has been lawfully compiled by a Seller Group Company in compliance with industry norms and all documents contained therein are true, correct and complete.

5.	The Contracts

5.1	So far as the Seller is aware, each Contract is valid, binding and in full force and effect, and is enforceable against the Relevant Seller Group Company in accordance with its terms, except where such enforcement may be limited by:

(a)	the effect of bankruptcy, insolvency, reorganisation, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally; or

(b)	the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Project Ceplene APA (Execution Version)	Page 49 of 70

Confidential

5.2	The Contracts listed in Schedule 4 are all of the Seller Group Companies’ existing contracts that concern the Assets.

6.	Business Intellectual Property

6.1	Parts 1 and 2 of Schedule 2 contain, collectively, a complete list of all the Registered Intellectual Property; The Disclosure Letter contains details of all material IP Arrangements.

6.2	Save for the Intellectual Property licensed to the Seller or an Asset Seller under an IP Arrangement identified in the Disclosure Letter, the Registered Intellectual Property is wholly owned (legally and beneficially) by the Seller or an Asset Seller (as applicable), free from Encumbrances.

6.3	The manufacturing, marketing, and/or commercialisation of the Products does not rely on any third party Intellectual Property rights other than the licences disclosed in the Disclosure Letter.

6.4	In the last three years, no written notice or allegation has been received by the Seller or an Asset Seller that its commercialisation of the Products is, or may be, infringing on and/or misappropriating third party Intellectual Property.

6.5	So far as the Seller is aware, none of the manufacturing and/or commercialization activities regarding the Products and undertaken in the Territory where the Product is registered infringe upon any third party Intellectual Property.

6.6	So far as the Seller is aware, in the three years ending on the Execution Date, no person has:

6.6.1	infringed or threatened to infringe; or

6.6.2	used except under a voluntary written licence,

the Intellectual Property sold hereunder as part of the Assets.

6.7	No limitation on the use, enforceability, validity or ownership of the Registered Intellectual Property has been registered or applied for and no application to revoke, or challenge to, the validity or ownership of any Registered Intellectual Property has been made at any intellectual property registry and no notice or indication has been received by the Seller that such an application or challenge is likely to be made.

6.8	So far as the Seller is aware, the Intellectual Property and Meda Know-How included in the Assets or licensed pursuant to Clause 18.1 constitutes all Intellectual Property and Meda Know-How required for the manufacturing, marketing and commercialization of the Products in the Territory.

7.	Regulatory applications and approvals

7.1	Schedule 3 contains a Chronological list of all post-authorisation submissions since grant of the Marketing Authorisation.

Project Ceplene APA (Execution Version)	Page 50 of 70

Confidential

8.	Full Disclosure

So far as the Seller is aware, the information contained within the Data Stick is accurate and complete.

9.	MISCELLANEOUS

9.1	Inventory held on the Signing Date is at customary levels in the ordinary course of business, on a basis consistent with past practice during the twelve months immediately prior to the Completion Date.

9.2	So far as the Seller is aware, the Saleable Inventory complies fully, and will on sale in the ordinary and usual course of business comply fully, with all Applicable Laws and standards (including British and European Union Standards).

9.3	The Seller is not aware of any third party claims regarding the efficacy, safety, or use of the Product.

Project Ceplene APA (Execution Version)	Page 51 of 70

Confidential

SCHEDULE 7

Buyer Warranties

1.	Enforceability of Transaction Documents

1.1	Capacity and Authority

The Buyer:

1.1.1	is a company duly incorporated, validly existing and in good standing under the law of the country of its incorporation;

1.1.2	has the right, power and authority to enter into and perform its obligations under each Transaction Document to be entered into by it on or after the Completion Date; and

1.1.3	has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document.

1.2	Binding obligation

Each Transaction Document has been duly and validly executed by the Buyer and assuming due authorisation, execution and delivery by the Seller, constitutes a valid and binding obligation of the Buyer in accordance with its terms, except as such enforcement may be limited by the effect of bankruptcy, insolvency, reorganisation, moratorium or other laws affecting or relating to the rights of creditors generally or the rules governing the availability of equitable remedies and general principles of equity, regardless of whether considered in a proceeding at equity or at law.

1.3	No Breach

Neither the execution (and in the case of a deed, delivery) by the Buyer of a Transaction Document nor the performance by the Buyer of any of its obligations under a Transaction Document shall result in a breach:

(a)	of any provision in the constitutional documents of the Buyer; or

(b)	of, or constitute a default under, any instrument by which the Buyer is bound including any agreement or arrangement between itself, a Buyer Group Company and any third party; or

(c)	an order or judgement of a court, tribunal or governmental or regulatory body (of the United Kingdom or elsewhere) which is binding on the Buyer.

1.4	Winding up, Insolvency, etc.

No resolution has been passed in relation to the Buyer; no step has been taken in relation to the Buyer; nor have any legal proceedings been started or threatened against the Buyer, for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

Project Ceplene APA (Execution Version)	Page 52 of 70

Confidential

SCHEDULE 8

Limitations on Seller’s Liability

1.	Maximum total liability of Seller

The total amount of the Seller’s liability in respect of all Claims (including elements relating to interest and costs) shall not exceed $2,500,000.

2.	Thresholds for Seller’s liability

2.1	The Seller will not be liable in respect of a Claim unless the total liability of the Seller in respect of all Claims notified by the Buyer to the Seller in accordance with paragraph 3 (excluding any Claims for which the Seller is not liable because of Paragraph 2.2), would (if the Claim succeeded) exceed $50,000, in which case, the Seller’s liability will be ‘back to the first dollar’.

2.2	The following amounts are to be discounted in calculating the amount of the Seller’s liability for the purposes of this Paragraph 2:

(a)	amounts for which the Seller has no liability or by which its liability is reduced as a result of the operation of the other provisions of this Schedule 8; or

(b)	amounts which are paid to the Seller as a result of the operation of Paragraph 5.3 of this Schedule 8.

3.	Time limits for Claims

The Seller will not be liable in respect of a Claim unless the Buyer has:

(a)	served a written notice on the Seller on or before the second anniversary of the Completion Date, which sets out those details of the Claim that the Buyer has, including the Buyer’s then best estimate of the amount of the Claim; and

(b)	properly pursued resolution of the Dispute underlying the Claim by arbitration pursuant to Clause 37.3 to the Agreement, within six months of serving the written notice described in Paragraph 3(a) of this Schedule 8.

4.	No double recovery

The Seller will not be liable in respect of a Claim to the extent that the loss that is the subject of the Claim has already been recovered in respect of another Claim.

5.	Recovery from insurers and other third parties

5.1	If the Buyer has a right of recovery or indemnity against a person, including an insurer, in respect (in whole or in part) of a matter which has given rise to, or could give rise to, a Claim (a “right of recovery”), the Buyer must:

5.1.1	notify the Seller of the right of recovery as soon as practicable following it coming to the notice of the Buyer or to the notice of any member of the Buyer’s Group; and

Project Ceplene APA (Execution Version)	Page 53 of 70

Confidential

5.1.2	use reasonable endeavors to exercise and enforce each right of recovery in full.

5.2	The Seller will not be liable in respect of a Claim to the extent that the Buyer:

5.2.1	has recovered from a third party, including an insurer, an amount which relates to the matter that gave rise to the Claim (in whole or in part); or

5.2.2	has a right of recovery under a policy of insurance in respect of the matter that gave rise to the Claim (in whole or in part).

5.3	If the Seller pays an amount to the Buyer in respect of a Claim and the Buyer subsequently recovers from a third party (including an insurer) an amount which relates (in whole or in part) to the matter that gave rise to the Claim, the Buyer must notify the Seller of that fact and the amount recovered and:

5.3.1	if the amount paid by the Seller to the Buyer is less than the amount recovered from the third party, the Buyer must pay the Seller an amount equal to the amount that the Seller paid to the Buyer; or

5.3.2	if the amount paid by the Seller to the Buyer is more than the amount recovered from the third party, the Buyer must pay the Seller an amount equal to the amount recovered from the third party.

6.	Conduct of claims

6.1	If the Buyer becomes aware of any fact, matter or circumstance, which in either case may result in the Buyer being entitled to pursue a Claim against the Seller (each a “Relevant Matter”), the Buyer shall be subject to the following requirements:

6.1.1	The Buyer must notify the Seller of any Relevant Matter as soon as practicable following it coming to the notice of the Buyer or to the notice of any member of the Buyer Group.

6.1.2	The Buyer must give the Seller or its duly authorised representatives such assistance as the Seller may reasonably require, and must give the Seller and its advisers access to (and permission to take copies of) all relevant documents and correspondence in order to allow the Seller to investigate the Relevant Matter and take the actions referred to in this Paragraph 6.1.

6.1.3	The Buyer must keep the Seller fully informed as to the progress of the Relevant Matter including the receipt of any material communications.

6.1.4	If requested to do so by the Seller, the Buyer must allow the Seller to assume sole conduct in the name of the Buyer of the defense and / or settlement of such matter and use professional advisers chosen by the Seller, at the Sellers’ sole risk and cost. Any legal costs awarded or recovered by the Buyer following any Claim having being conducted and paid for by the Seller shall on receipt by the Buyer be transferred to the Seller in accordance with Clause 3.3.2.

6.1.5	The Buyer must not admit any liability or make or agree any payment or compromise in respect of any Relevant Matter without first obtaining the written consent of the Seller, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Project Ceplene APA (Execution Version)	Page 54 of 70

Confidential

6.2	Notwithstanding the aforesaid in Paragraph 6.1.4 of this Schedule 8 above, where the Relevant Matter is a Third Party claim exceeding in value the cap on Seller’s liability as set forth in Paragraph 1 of this Schedule 8 above, the Buyer may in its sole discretion decide that the provisions of said Paragraph 6.1.4 shall not apply, by written notice to Seller. If so decided by Buyer, then instead of the rights Seller would otherwise have under said Paragraph 6.1.4, the Seller may appoint (at its sole cost and expense) separate counsel, who subject to customary confidentiality undertakings shall be allowed access to Buyer’s appointed counsel and documents relevant to the case, and who may offer advice and consultation to Buyer’s appointed counsel. The provisions of Paragraph 6.1 (other than Paragraph 6.1.4) of this Schedule 8 shall continue to apply.

7.	Contingent Claims

7.1	If a Claim arises in connection with a contingent liability of the Buyer, the Seller will not be liable to make any payment in respect of that Claim unless the Buyer has become finally liable to make payment in respect of the contingent liability before the third anniversary of the Completion Date.

8.	Matters capable of remedy

If a fact or circumstance that gives rise to a Claim is curable by the Seller or a Seller Group Company, the Seller will not be liable in respect of that Claim to the extent that it cures the relevant breach within 60 days following notification of the fact or circumstance by the Buyer to the Seller.

9.	Buyer’s obligation to mitigate

Nothing in this Schedule 8 limits the Buyer’s general obligation at law to mitigate loss or damage resulting from a fact, matter or circumstance that gives rise to a Claim.

10.	Subsequent events

The Seller will not be liable in respect of a Claim, to the extent that the Claim is attributable to or increased by:

(a)	an act or thing done or omitted to be done (including failure to notify the Seller as soon as practicable in accordance with paragraph 6.1.1):

(i)	at any time before Completion with the permission of the Buyer; or

(ii)	under the terms of a Transaction Document;

(b)	a voluntary act, omission, transaction or arrangement of the Buyer or another member of the Buyer Group on or after Completion otherwise than in the normal and usual course of the Business as carried on before Completion;

(c)	an admission of liability made after the Completion Date by the Buyer or another member of the Buyer’s Group;

(d)	the passing of, or a change in, a law or regulation or in its interpretation or administration by the English courts or a regulatory authority (whether or not having the force of law) after the Completion Date (whether or not that change has retrospective effect); or

Project Ceplene APA (Execution Version)	Page 55 of 70

Confidential

(e)	a change in an accounting or Tax policy or practice or length of any accounting period of the Buyer introduced or having effect after Completion.

11.	General

11.1	Nothing in this Schedule 8 has the effect of limiting or restricting any liability of the Seller in respect of a Claim arising as a result of any fraud.

11.2	The Seller will not be liable for any:

(a)	loss of profit;

(b)	loss of business;

(c)	loss of contract; or

(d)	indirect or consequential loss or damages incurred by the Buyer in respect of a Claim.

Project Ceplene APA (Execution Version)	Page 56 of 70

Confidential

SCHEDULE 9

Transfer of Dossier, MAs and Orphan Drug Designation

1.	In respect of the Business, the Seller shall transmit a copy of the Dossier and the Documentation, including without limitation all documents necessary for the Buyer to obtain the MA and Orphan Drug Designation based on the Dossier, within 30 days from Closing.

2.	If available, the Dossier shall be delivered electronically in the Common Technical Document (eCTD or particular NeeS as requested by each competent Health Authority) format suitable for electronic regulatory submissions and in an editable electronic format, or else in the format as available. With respect to the Product, the Seller shall keep copies of the Dossier and the Documentation until the transfer of the MA and the Orphan Drug Designation to the Buyer is effective and as long as it may reasonably require in order to fulfil its legal obligations as a former holder of the MA and the Orphan Drug Designation.

3.	Transfer of existing MAs (MA granted) and Orphan Drug Designation. With respect to each MA and the Orphan Drug Designation that is to be transferred to the Buyer in respect of the Business, the Buyer shall, with the support of the Seller, initiate the MA and the Orphan Drug Designation transfer with the relevant Health Authorities as soon as reasonably practicable after receipt by the Buyer of the Dossier from the Seller and shall execute and deliver or submit to Governmental Authorities all necessary documents and take such further steps as may reasonably be required by the Buyer to ensure the orderly transfer. The Seller shall cooperate with the Buyer and provide all assistance which the Buyer reasonably requires to give effect to this paragraph 3 and in order to cause the Buyer and/or a Buyer Group Company to be appointed as holder of the MA and the Orphan Drug Designation. The Buyer shall ensure that it fulfills all requirements under Applicable Laws in order to receive the MA and the Orphan Drug Designation, to be the holder of MA and the Orphan Drug Designation and to be able to sell the Product under the MA (including holding any regulatory permits, in particular a regulatory license to wholesale products, if required) and Orphan Drug Designation, and will provide evidence in this regard to Health Authorities, if required. Upon effective transfer of the MA and the Orphan Drug Designation, the Buyer shall be entitled to market the Product under a trade mark of the Buyer’s choosing or under the international non-proprietary name.

4.	Upon Completion of the transfer of the relevant MA’s or on-going procedure and the Orphan Drug Designation in the name of the Buyer (or as it directs), the Buyer shall be solely responsible for MAs or on-going procedure or the Orphan Drug Designation and their maintenance, defence and renewal, as the case may be.

5.	The Buyer shall use best efforts to complete the transfer of MA and the Orphan Drug Designation to the Buyer, and the Seller shall cooperate with the Buyer to complete the transfer of the MA and the Orphan Drug Designation, as soon as reasonably practicable and in any event within the timelines as set forth per the Product. The Seller shall not be liable for any damages or costs caused by any delay to transfer the MA and the Orphan Drug Designation if such delay is caused by or can reasonably be attributed to the conduct of the Buyer. The Seller shall hold and maintain the MA and the Orphan Drug Designation for a period of up to twenty-four (24) months following the Completion Date. Thereafter, and notwithstanding anything to the contrary contained herein, the Seller shall be entitled to withdraw the MA the Orphan Drug Designation. If the transfer of any MA or the Orphan Drug Designation in the name of the Buyer (or as it directs) is not achieved within such time period, the Buyer may submit a new application for such a marketing authorisation or Orphan Drug Designation.

Project Ceplene APA (Execution Version)	Page 57 of 70

Confidential

6.	The Buyer shall bear the cost of the transfer of the registration to be paid by a Seller Group Company to the Health Authorities in connection with the MA and the Orphan Drug Designation as described herein, including any fees that the Seller pays on the Buyer’s behalf. The Seller shall invoice such aforementioned registration fees, cost and expenses to the Buyer. All regulatory costs that are to be charged to the Buyer in accordance with the terms hereof must be presented to the Buyer on stand-alone invoices.

7.	RECALLS

7.1	In relation to Products containing the Seller’s marks, name or logo released and/or commercialized before or after Completion, while the Seller was still the related MA Holder, the Seller may decide to initiate a recall for commercial reasons and in accordance with best industry practices and the Buyer shall cooperate in good faith in connection therewith.

7.2	In case of recall or withdrawal from the market ordered by a Health Authority after Completion for Products containing the Seller’s marks, name or logo and if the Seller did not chose to initiate and/or carry out the recall itself, the Buyer shall be assigned the responsibility to carry out such recall (on behalf of the Seller) in accordance with best industry practices and the Seller shall cooperate in all reasonable respects in connection therewith and make available for inspection all necessary information.

7.3	Cost Allocation of Recalls

(a)	To the extent that a recall is effected due to a regulatory change occurring after the Completion Date, and not due to any flaws in the Products or their packaging, then the Buyer will bear the full cost of the recall. If a recall is effected during the first year following the Completion Date due to flaws in the Products or their packaging and a Claim for breach of the Seller Warranties in respect of such flaw is not Resolved in favor of the Buyer, the Buyer will bear the cost of such recall. The Buyer will also bear the full cost of any recall occurring after the second anniversary of the Completion Date, regardless of the reason for such recall.

(b)	If a recall is effected during the first year following Completion, as a direct result of a flaw in the Products or their packaging that existed prior to the Completion Date, then the Seller will bear all reasonable costs of the recall. If a recall is effected during the first two years following the Completion Date, for any reason that constitutes a breach of the Seller Warranties, then on a Claim for breach of the Seller Warranties being Resolved in favor of the Buyer the Seller will bear all reasonable costs of such recall.

Project Ceplene APA (Execution Version)	Page 58 of 70

Confidential

SCHEDULE 10

Earn Out Payments

1.	Interpretation

In this schedule the following definitions apply:

“Accounting Standards” shall mean, with respect to a person, then current generally accepted accounting principles applied by such person, whether U.S. Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards.

“Dispute Notice” has the meaning given in paragraph 2.5;

“Earn Out Accounts” means, in respect of each Earn Out Period, the statutory accounts of each Buyer Group Company who has sold the Product during such Earn Out Period showing the Earn Out Sales achieved for that Earn Out Period and prepared in accordance with Paragraph 2 of this Schedule and which become final and binding in accordance with (as appropriate) Paragraph 3.4, 3.6 or 4.7 of this Schedule 10;

“Earn Out Agreement Date” means the date on which the Earn Out Accounts become final and binding in accordance with (as appropriate) Paragraph 3.4, 3.6 or 4.7 of this Schedule 10;

“Earn Out Consideration” means the aggregate of the Earn Out Payments;

“Earn Out Payments” means, for each Earn Out Period, $1,500,000;

“Earn Out Period” means either the First Earn Out period or the Second Earn Out Period, as applicable;

“Earn Out Sales” means, in relation to the each Earn Out Period the Net Selling Price as shown by the relevant Earn Out Accounts;

“First Earn Out Period” means the period of 12 months starting on the date that is the third anniversary of the Completion Date;

“Gross Selling Price” shall mean the Buyer’s ex factory price (i.e., the gross amount invoiced by the Buyer), during the applicable Earn Out Period, for sales of Product (excluding samples and free goods) in the Territory to non-Affiliate customers (e.g., wholesalers or other buying groups, health insurance carriers, governmental agencies or other institutions), excluding VAT;

“Net Selling Price” shall mean the Gross Selling Price reduced by:

(a)	statutory and legal discounts and/or price structure, trade and quantity discounts, rebates, credits and allowances in accordance with industry standards and Applicable Laws, and Accounting Standards; and

(b)	credits or allowances actually granted on account of rejections, returns, reductions granted to wholesalers, buying groups, health insurance, carriers, governmental agencies, and other institutions; and

Project Ceplene APA (Execution Version)	Page 59 of 70

Confidential

(c)	Value Added Tax and any other applicable taxes or contributions defined by local regulation; and

“Second Earn Out Period” means the period of 12 months starting on the date that is the fourth anniversary of the Completion Date.

2.	Basis of preparation of the Earn Out Accounts

The Earn Out Accounts will be drawn up in accordance with the Accounting Standards.

3.	Preparation of Earn Out Accounts

3.1	The Buyer must prepare, or must procure the preparation of, and deliver (in accordance with the provisions of Clause 21 (Notices)) to the Seller draft Earn Out Accounts as soon as practicable following the end of the Earn Out Period to which they relate and in any event not later than 2 months after the end of such period.

3.2	The Seller will have 20 Business Days (starting on the first Business Day after delivery of the draft Earn Out Accounts (“Objection Period”)), to agree or dispute the draft Earn Out Accounts. If the Seller disputes the draft Earn Out Accounts it must, within the Objection Period, serve on the Buyer a notice to that effect setting out, in reasonable detail, each area in dispute (“Dispute Notice”).

3.3	The Buyer must procure that the Seller is given such assistance and access to information as may be reasonably requested by the Seller for the purposes of determining, within the Objection Period, whether the draft Earn Out Accounts have been properly prepared.

3.4	If the Seller has not delivered a Dispute Notice to the Buyer during the Objection Period or the Seller serves written notice on the Buyer that it agrees with the draft Earn Out Accounts (an “Acceptance Notice”), the draft Earn Out Accounts will be, in respect of the Earn Out Period in question, final and binding on the Buyer and the Seller on the expiry of the Objection Period.

3.5	If the Seller serves a Dispute Notice, the Buyer and the Seller must use their reasonable endeavours to reach agreement as to the matter or matters in dispute within 20 Business Days of the date of delivery of the Dispute Notice (“Resolution Period”).

3.6	If, before expiry of the Resolution Period, agreement is reached between the Buyer and the Seller as to all matters in dispute, the Buyer must, within 5 Business Days of such agreement being reached, deliver or procure the delivery (in either case in accordance with Clause 21 (Notices)) to the Seller of revised Earn Out Accounts incorporating such adjustments as are required by such agreement. The revised Earn Out Accounts will be final and binding on the Buyer and the Seller in respect of the Earn Out Period in question from the date of delivery to the Seller.

4.	Reference to Expert

4.1	The Expert is a person appointed in accordance with this Paragraph 4 to resolve a dispute arising under Paragraph 3.

4.2	In respect of any matters included in the Dispute Notice on which no agreement is reached within the Resolution Period, such matters will be referred, on the application of either the Buyer or the Seller to the Expert for determination.

Project Ceplene APA (Execution Version)	Page 60 of 70

Confidential

4.3	The Buyer and the Seller will agree on the appointment of an independent expert to act as the Expert. If they are unable to agree on an Expert within 5 Business Days of either one of them serving details of a suggested expert on the other, either the Buyer or the Seller may request the president for the time being of the Institute of Charted Accountants in England and Wales to appoint an accountant of repute and with relevant experience as the Expert.

4.4	The Buyer and the Seller must co-operate with each other and will take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to act in accordance with and give effect to the provisions of this paragraph 3.

4.5	The Buyer and the Seller are each entitled to make one written submission to the Expert and to reply once in writing to the other party’s submission and must provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

4.6	The Expert will prepare a written decision and give notice (including a copy) of the decision to the Buyer and the Seller within a maximum of 4 months of the matter being referred to him (or such other period as the Buyer and the Seller may agree in writing with the Expert).

4.7	Within 5 Business Days of the Expert’s decision, the Buyer must deliver or procure the delivery (in either case in accordance with Clause 21 (Notices)) to the Seller of revised Earn Out Accounts incorporating such adjustments as have been determined by the Expert. The revised Earn Out Accounts will be final and binding on the Buyer and the Seller from the date of delivery to the Seller.

4.8	If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by Paragraph 3.7 then a replacement expert will be appointed in accordance with the provisions of Paragraph 3.5.

4.9	The Expert will act as an expert and not as an arbitrator. The Expert’s written decision on the matters referred to him will be final and binding in the absence of manifest error (in which case the Expert’s written decision will be returned to the Expert for correction) or fraud.

4.10	The Buyer and the Seller will bear their own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) will be borne equally by the Buyer on the one hand, and the Seller on the other, or in such other proportions as the Expert directs.

5.	Satisfaction of the Earn Out Payments

The Buyer must pay to Meda AB the Earn Out Payment within 5 Business Days of the relevant Earn Out Agreement Date if:

(a)	during the First Earn Out Period, Earn Out Sales are equal to or are greater than $12,000,000; and

(b)	during the Second Earn Out Period, Earn Out Sales are equal to or are greater than $15,000,000 in cash in accordance with the provisions of Clause 3.3.2.

Project Ceplene APA (Execution Version)	Page 61 of 70

Confidential

6.	Buyer’s obligations during the Earn Out periods

6.1	The Buyer undertakes to and covenants with the Seller that from the Completion Date until the expiry of the Second Earn Out Period, unless otherwise agreed in writing between the Buyer and the Seller:

(a)	the Buyer shall use its commercially reasonable efforts:

(i)	to promote and sell the Product in the Territory; and

(ii)	to continue to operate the Business; and

(b)	the Buyer will not enter into any transaction in respect of the Product which is not on a commercial basis and on arm’s length terms.

6.2	The Buyer shall also use its commercially reasonable efforts to ensure that from the Completion Date until the expiry of the Second Earn Out Period, it:

(i)	will be solvent (in that both the fair value of its respective assets will not be less than the sum of its respective debts and that the present fair saleable value of its respective assets will not be less than the amount required to pay its respective probable liabilities on its debts as they become absolute and matured);

(ii)	will have adequate capital and liquidity with which to engage in its respective businesses; and

(iii)	will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Project Ceplene APA (Execution Version)	Page 62 of 70

Confidential

SCHEDULE 11

Agreed Announcement

Immune Pharmaceuticals Regains Worldwide Rights for Ceplene®

Cytovia to initiate commercialization activities in Europe and Latin America

NEW YORK, June 14, 2017 /PRNewswire/ — Immune Pharmaceuticals Inc. (NASDAQ: IMNP) announced today that it repurchased from Meda, a Mylan NV company, assets relating to Ceplene®, including the right to commercialize Ceplene in Europe and to register and commercialize Ceplene in certain other countries. Immune sold certain Ceplene-related assets in 2012 to Meda AB, now part of Mylan. As a result of the recent acquisition, Immune will have the potential to register and commercialize Ceplene worldwide. Immune Pharmaceuticals Inc. intends, through its Immuno-Oncology subsidary, Cytovia Inc. to accelerate commercialization efforts for Ceplene in Europe, Asia and Latin America. In addition, Cytovia Inc. intends to pursue continued development of Ceplene towards regulatory approval in the United States.

“We are excited to gain back Ceplene’s European and Asian rights from Mylan and to transition Cytovia Inc., to a revenue-generating phase. This is an additional step following our announcement of a binding Letter of Intent with Pint Pharma to invest in Cytovia and to commercialize Ceplene in Latin America,” said Dr. Daniel Teper, CEO Cytovia Inc. “Proactive maintenance treatment for AML has been recognized as highly essential for relapse prevention, and we are pleased for the opportunity for Cytovia to potentially become a leader in the AML remission maintenance space.”

The assets acquired from Mylan include rights to marketing authorizations, trademarks, patents, and other intellectual property related to Ceplene and its use. Under the terms of the acquisition agreement, Immune Pharmaceuticals has agreed to pay Mylan a fixed price, which is payable in installments, as well as additional amounts contingent on the achievement of certain milestones.

The market for AML therapeutics is steadily growing due to an aging population and medical need that has been unmet due to the complexity of AML. Unfortunately, most patients with AML who are able to achieve complete remission will eventually relapse, and survival following such a relapse is poor: 33% in younger patients but only 15-20% in patients over 60 years of age. In the therapeutic management of patients with AML, remission maintenance therapy is important for the prevention of a relapse and the prolongation of disease-free survival.

Project Ceplene APA (Execution Version)	Page 63 of 70

Confidential

About Ceplene®

Ceplene® (histamine dihydrochloride) is administered in conjunction with low dose interleukin-2 (IL-2), for maintenance of first remission in patients with Acute Myeloid Leukemia (AML). It has been shown in clinical studies to prevent leukemic relapses in AML patients in first remission and prolong leukemia-free survival while maintaining good quality of life during treatment.  Ceplene acts by enhancing the immunostimulatory effect of IL-2 and countering ROS-induced dysfunction and apoptosis of T and NK cells, thereby inducing immune-mediated killing of leukemic cells, providing a strong pharmacological rationale for this combination therapy. A recent Phase IV study presented at the meeting of the American Association for Cancer Research in 2016 confirmed the safety and efficacy of Ceplene demonstrated in the international study that supported European approval.

About Acute Myeloid Leukemia (AML)

AML patients receive intensive induction treatment with chemotherapeutic drugs at diagnosis, and typically become free of detectable leukemia, achieving "complete remission." However, within 1-2 years the majority (75-80%) of adult patients will experience a relapse of leukemia, of which survival prognosis is 33% in younger patients but only 15-20% in patients over 60 years of age. According to the American Cancer Society, there will be approximately 21380 new cases of AML and 10590 deaths from AML in the US in 2017, The prognosis following first remission is poor and there are no other effective remission therapies currently available, AML represents an orphan indication with particularly high unmet need.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. (NASDAQ: IMNP) applies a personalized approach to treating and developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. Immune's lead product candidate, bertilimumab, is in Phase II clinical development for moderate-to-severe ulcerative colitis as well as for bullous pemphigoid, an orphan autoimmune dermatological condition. Other indications being considered for development include atopic dermatitis, Crohn's disease, severe asthma and Non-Alcoholic Steato-Hepatitis (NASH), an inflammatory liver disease. Immune recently expanded its portfolio in immuno-dermatology with topical nano-formulated cyclosporine-A for the treatment of psoriasis and atopic dermatitis. Cytovia Inc, Immune's oncology subsidiary, is developing Ceplene® which is in late stage clinical development for maintenance remission in Acute Myeloid Leukemia (AML) in combination with IL-2. Additional oncology pipeline includes Azixa® and crolibulin, Phase II clinical stage vascular disrupting agents, and novel technology platforms; bispecific antibodies and NanomAbs™. Maxim Pharmaceuticals Inc., Immune's pain and neurology subsidiary is developing AmiKet™ and AmiKet™ Nano™ for the treatment of neuropathic pain. For more information, visit Immune's website at www.immunepharma.com, the content of which is not a part of this press release.

Project Ceplene APA (Execution Version)	Page 64 of 70

Confidential

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal" or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab, Ceplene, Azixa, AmiKet, AmiKet Nano, LidoPain or NanoCyclo will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAbs program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property; risks associated with the contemplated transaction with NPT. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.immunepharma.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Immune Pharmaceuticals Inc.

For further information: Anna Baran-Djokovic, Anna.baran@immunepharma.com; Audrey Rebibo, Audrey.rebibo@immunepharma.com, 646-481-5058

Project Ceplene APA (Execution Version)	Page 65 of 70

Confidential

SCHEDULE 12

IP Assignments

Project Ceplene APA (Execution Version)	Page 66 of 70

Confidential

SCHEDULE 13

Form of Assignment Notice

[To Contract counterparty]

[Completion Date]

Dear Sir/Madam,

Re: Assignment of Contract Following Sale of Ceplene

Reference is made to that certain Agreement between Meda Pharma SARL (“Meda”) and [counterparty] dated [______], concerning [______________] (the “Agreement”).

As you may be aware, Meda has entered into an Agreement, effective June 14, 2017, for the sale to Immune Pharmaceuticals, Inc., of all rights, title and interest in and to the drug, “Ceplene”. This letter constitutes notice to [counterparty], given in light of such sale, of the assignment by Meda to Immune Pharmaceuticals, Inc of all Meda’s rights and obligations under the Agreement, in accordance with the provisions of Section [assignment section] thereof.

The addresses and contact information of Immune Pharmaceuticals, Inc. are as follows:

Immune Pharmaceuticals, Inc.

12 East 49th Street, 11th Floor

New York, NY 10017

Attn: Daniel Teper, CEO

Tel: +1 (347) 762-6353

Fax: +1 (347) 772-3131

Email: daniel.teper@immunepharma.com

Sincerely,

Meda Pharma SARL

Project Ceplene APA (Execution Version)	Page 67 of 70

Confidential

SCHEDULE 14

Transitional Services Agreement

Project Ceplene APA (Execution Version)	Page 68 of 70

Confidential

SCHEDULE 15

Termination Deed

Project Ceplene APA (Execution Version)	Page 69 of 70

Confidential

SCHEDULE 16

Completion Date Inventory Estimate

Project Ceplene APA (Execution Version)	Page 70 of 70